SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
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R.H. DONNELLEY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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R.H. DONNELLEY CORPORATION

1001 Winstead Drive
Cary, North Carolina 27513

March 23, 2004

To Our Stockholders:

      You are cordially invited to attend the 2004 Annual Meeting of Stockholders of R.H. Donnelley Corporation to be held on Wednesday, May 5, 2004, at 10:00 a.m. local time, at the Embassy Suites Hotel, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513.

      The Notice of Annual Meeting and Proxy Statement dated March 23, 2004 accompanying this letter describe the business to be acted upon at the meeting. The Annual Report for the year ended December 31, 2003 and a form of proxy are also enclosed. These materials are being mailed to stockholders on or about March 24, 2004.

Sincerely,

David C. Swanson
Chairman of the Board and
Chief Executive Officer

R.H. DONNELLEY CORPORATION

1001 Winstead Drive
Cary, North Carolina 27513

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 5, 2004

To the Stockholders of

  R.H. Donnelley Corporation:

      Notice is hereby given that the 2004 Annual Meeting of Stockholders (the “Meeting”) of R.H. Donnelley Corporation (the “Company”) will be held on Wednesday, May 5, 2004, at 10:00 a.m. local time, at the Embassy Suites Hotel, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513.

      At the Meeting, you will be asked to vote upon the following matters:

1.	Election of three Class II members of the Board of Directors, each for a term of three years;

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for 2004;

3.	A stockholder proposal regarding our rights plan; and

4.	Any other matter that may properly come before the Meeting or any postponements or adjournments thereof.

      The Board of Directors has fixed the close of business on March 8, 2004 as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, the Meeting or any postponements or adjournments thereof. A list of such stockholders will be available at the Meeting and, during the ten days prior to the Meeting, at the place of the Meeting as well as the Company’s executive offices temporarily located at 2803 Slater Road, Morrisville, North Carolina 27560.

By Order of the Board of Directors,

Robert J. Bush
Vice President, General Counsel
and Corporate Secretary

Cary, North Carolina

March 23, 2004

Whether or not you plan to attend the Meeting, it is very important that you complete, sign, date and return the enclosed proxy card in the postage prepaid envelope provided as soon as possible. If you attend the Meeting, you may revoke your proxy at that time and vote your shares in person at the Meeting.

R.H. DONNELLEY CORPORATION

1001 Winstead Drive
Cary, North Carolina 27513

PROXY STATEMENT

       This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of R.H. Donnelley Corporation (the “Company”) of proxies for use at the Company’s 2004 Annual Meeting of Stockholders (the “Meeting”) or at any adjournments or postponements thereof.

QUESTIONS AND ANSWERS

      Q: What am I voting on at the Meeting?

A:	1. Election of Kenneth G. Campbell, Carol J. Parry and Barry Lawson Williams as Class II members of the Board of Directors of the Company to serve three year terms;

2. Ratification of PricewaterhouseCoopers LLP as the Company’s independent accountants for 2004; and

3. A stockholder proposal regarding our rights plan.

          (See pages 5-10 for more details.)

Q:	What does the Board of Directors recommend with respect to the matters to be presented at the Meeting?

A:	The Board of Directors recommends a vote (a) in favor of the (i) election of the three nominees for the Class II members of the Board of Directors; and (ii) ratification of PricewaterhouseCoopers LLP as the Company’s independent accountants for 2004, and (b) against the stockholder proposal regarding our rights plan, each as described in further detail below.

Q:	Who is entitled to vote?

A:	Stockholders of record as of the close of business on March 8, 2004 (the “Record Date”) are entitled to vote at the Meeting. As of the Record Date, 31,053,015 shares of the Company’s common stock were outstanding and entitled to vote at the Meeting. In addition, as of the Record Date, investment partnerships affiliated with The Goldman Sachs Group, Inc. own 200,604 shares of the Company’s Preferred Stock and are entitled to vote these shares on an as converted basis (equivalent to 9,159,140 shares of common stock). Therefore, a total of 40,212,155 shares are entitled to vote at the Meeting. As of the Record Date, the outstanding shares of the Company’s common stock were held by approximately 6,700 holders of record in addition to approximately 13,000 stockholders whose shares were held in nominee name. Each share of common stock (and Preferred Stock on an as converted basis) is entitled to one vote on each proposal to properly come before the Meeting.

Q:	How do I vote by proxy?

A:	Sign and date each proxy card that you receive and return it in the postage prepaid envelope. The proxy will be voted at the Meeting according to your instructions as indicated on the proxy card. If the proxy card is signed and returned but no instructions are given, then your proxy will be voted in favor of or against the various proposals as described herein and on the proxy card. With respect to proposals brought before the Meeting but not referenced on the proxy card or in this Proxy Statement, your proxy will be voted in the discretion of the proxies named on the proxy card. (See page 3 for more details.)

Q:	May I revoke my proxy?

A:	Yes. Your proxy may be revoked at any time before it is voted at the Meeting by (i) written notice to the Secretary of the Company (at the address of the Company set forth on the first page of this Proxy Statement), (ii) a duly executed proxy bearing a later date or (iii) voting in person at the Meeting.

________________________________________________________________________________

Q:	How do I vote shares that are held in employee benefit plans?

A:	If you are a participant in the Company’s Profit Participation Plan, the DonTech Profit Participation Plan or the Dun & Bradstreet Corporation Employee Stock Purchase Plan (collectively the “Plans”) and have funds invested in the Company’s common stock, your proxy card will serve as a voting instruction for the trustee of the respective Plan. Fractional shares you hold in the Plans are not printed on the proxy card but will be voted by the trustee as if included thereon. If a proxy covering shares in the Plans has not been received on or before April 30, 2004, or if it is signed and returned without instructions, the trustee will vote those shares in the same proportion as the shares for which it has received instructions, except as otherwise required by law.

Q:	Who will count the vote at the Meeting?

A:	Representatives of The Bank of New York, the Company’s transfer agent, will tabulate the vote and serve as inspector of election at the Meeting.

Q:	What constitutes a quorum for the Meeting?

A:	A majority of the Company’s outstanding shares, present or represented by proxy at the Meeting, constitutes a quorum for purposes of conducting business at the Meeting. Shares represented by proxies that are marked “abstain” or “withhold authority” on any or all matters will be counted as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to shares held in “street name” that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters.

Q:	What are the voting requirements for the approval of each of the proposals?

A:	1. The nominees for Class II members of the Board of Directors must be elected by a plurality of the shares present in person or represented by proxy and entitled to vote;

2. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for 2004 and any other matter that properly comes before the Meeting, in each case, requires the approval of the majority of the shares present in person or represented by proxy and entitled to vote at the Meeting; and

3. The stockholder proposal regarding our rights plan requires the approval of holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting. Because the proposal is simply a request that the Board take the actions stated in the proposal, approval of this stockholder proposal may not result in the requested action being taken by the Board, and therefore its approval would not necessarily effectuate any changes to the rights plan. (See pages 7-10 for further information).

Q:	How is my proxy voted on matters not identified on the proxy card or in this Proxy Statement?

A:	The Board of Directors presently knows of no other matters to be presented for action at the Meeting. The Company did not receive notice by March 6, 2004 of any nomination for a director pursuant to the By-Laws of the Company or by February 9, 2004 (as required by applicable regulations of the Securities and Exchange Commission) of any other matter intended to be raised by any stockholder at the Meeting. Accordingly, the proxy card confers upon the persons named on the proxy card authority to vote your shares in their discretion upon any other matter that may properly come before the Meeting.

________________________________________________________________________________

      Q: What does it mean if I get more than one proxy card?

A:	It means that your shares are registered differently and, therefore, are in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted. To provide better stockholder services, we encourage you to have all shares and accounts registered in the same name and address. You may do this by contacting our transfer agent, The Bank of New York, at 1-800-524-4458.

      Q: Who may attend the Meeting?

A:	All stockholders as of the Record Date (March 8, 2004) are invited to attend, although seating may be limited.

      Q: Who is bearing the cost of this proxy solicitation and how is the solicitation effected?

A:	The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. The solicitation of proxies may be made by directors, officers and employees of the Company personally or by mail, telephone or facsimile communication. No additional compensation will be paid for such solicitation. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

      Q: Under what circumstances may the Meeting be adjourned?

A:	Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting (whether or not a quorum exists) without further notice other than by an announcement made at the Meeting. The Company does not currently intend to seek an adjournment of the Meeting.

Q:	When are stockholder proposals due for inclusion in the Company’s proxy statement for the 2005 Annual Meeting?

A:	Proposals of the Company’s stockholders intended to be presented at the Company’s 2005 Annual Meeting of Stockholders must be received by the Company no later than November 25, 2004 to be included in the Company’s proxy statement and form of proxy relating to the 2005 Annual Meeting. Any proposal should be addressed to Robert J. Bush, Esq., Vice President, General Counsel and Corporate Secretary, R.H. Donnelley Corporation, 1001 Winstead Drive, Cary, North Carolina 27513, and should be sent by certified mail, return receipt requested. The Company also accepts nominations from stockholders for directors of the Company (see “Board of Directors — Corporate Governance Matters” on page 16, “Other Information — How to Nominate Members of the Board of Directors” and “— How to Raise a Matter at a Meeting” on page 36.)

PROPOSALS TO BE VOTED UPON

PROPOSAL 1:

ELECTION OF DIRECTORS

      The Board of Directors of the Company is presently comprised of nine members and is divided into three classes. At the 2004 Annual Meeting of Stockholders, Kenneth G. Campbell, Carol J. Parry and Barry Lawson Williams, the Board of Directors’ nominees for Class II of the Board of Directors, are up for election to the Board. All presently serve as Class II Directors. (See page 11 for more information regarding the nominees.) If elected, they (or their successors as so appointed by the Board in accordance with the Company’s By-Laws) will each serve until the 2007 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

      Unless a proxy shall specify that it is not to be voted for them, the shares of common stock represented by each duly executed and returned proxy will be voted FOR their election as directors. With respect to the election of directors, only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality. Shares present at the Meeting that are not voted for a particular nominee or shares present by proxy where the stockholder properly withholds authority to vote for such nominee or broker non-votes will not be counted toward such nominee’s achievement of a plurality. A “broker non-vote” occurs when a broker does not have the authority to vote on a particular proposal. This happens because brokers who hold shares in “street name” have the authority to vote only on certain routine matters in the absence of instructions from the beneficial owners.

      If any nominee does not stand for election at the Meeting, an event which the Board of Directors does not presently anticipate, the proxies will be voted for a substitute nominee appointed by the Board of Directors.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      It is proposed that the stockholders ratify the appointment by the Audit and Finance Committee of the Board of Directors of PricewaterhouseCoopers LLP, as independent accountants for the Company, for the year ending December 31, 2004. The Company expects representatives of PricewaterhouseCoopers LLP to be present at the Meeting and available to respond to appropriate questions submitted by stockholders. Such representatives will also be afforded an opportunity at such time to make such statements as they may desire. See pages 19-20 for the Report of the Audit and Finance Committee on Financial Reporting for certain information that may be relevant to the selection of independent accountants, including disclosure of certain non-audit services provided to the Company by PricewaterhouseCoopers LLP and of related fees. The disclosure below under the caption “Board of Directors — Committees of the Board of Directors — Audit and Finance Committee” regarding Committee approval of audit and non-audit services and within the “Report of the Audit and Finance Committee on Financial Reporting” regarding audit and non-audit services and related fees is incorporated by reference herein.

      Approval by the stockholders of the appointment of the Company’s independent accountants is not required by law, any applicable stock exchange regulation or by the Company’s organizational documents, but the Audit and Finance Committee is submitting this matter to stockholders for ratification as a corporate governance practice. Ultimately, the Audit and Finance Committee retains full discretion and will make all determinations with respect to the appointment of the independent accountants.

      With respect to Proposal 2, if a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting, the shares are considered present at the Meeting for such proposal but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. With respect to broker non-votes on such proposal, the shares are not considered present at the Meeting for such proposal and they are, therefore, not counted in respect of such proposal. Such broker non-votes, however, do have the practical effect of reducing the number of affirmative votes required to achieve a majority for such proposal by reducing the total number of shares from which the majority is calculated.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY FOR 2004.

PROPOSAL 3:

STOCKHOLDER PROPOSAL REGARDING RIGHTS PLAN

      Mr. John Chevedden, representing Mr. Nick Rossi, P.O. Box 249, Boonville, CA 95415, who holds 120 shares of the Company’s common stock, has submitted notice of his intention to present the following proposal at the Meeting and has furnished the following statements in support of his proposal.

3 — Stockholder Input on Poison Pills

      RESOLVED: Shareholders request that our Directors increase shareholder voting rights and submit the adoption, maintenance or extension of any poison pill to a shareholder vote as a separate ballot item on the next shareholder ballot. Also once this proposal is adopted, any removal or material change which dilutes this proposal, is requested to be submitted to a shareholder vote as a separate ballot item at the next shareholder election. Directors have the flexibility of discretion accordingly in scheduling the earliest shareholder vote and in responding to shareholder votes.

      We as shareholders voted in support of this topic:

Year	Rate of Support

2003	55%

      This percentage is based on yes and no votes cast. I believe this level of shareholder support is impressive because this support followed our Directors’ objection to the proposal and insiders own 24% of our company. I believe that shareholders are more likely to vote in favor of this proposal topic if shareholders have the staff and/or resources to closely follow our company’s governance practices.

      I do not see how our Directors object to this proposal because it gives our Directors the flexibility to materially ignore our shareholder vote if our Directors seriously believe they have a good reason. I believe our 55% vote is a strong signal of shareholder concern. This topic won an overall 60% yes-vote at 79 companies in 2003.

      Nick Rossi, P.O. Box 249, Boonville, CA 95415 submitted this proposal.

Poison Pill Negative

      The key negative of poison pills is that pills can preserve management deadwood instead of protecting investors.

      Source: Morningstar.com

The Potential of a Tender Offer Can Motivate Our Directors

      Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could turn on a dime and sell the company out from under its present management.

      Source: Wall Street Journal, Feb. 24, 2003

Diluted Stock

      An anti-democratic management scheme to flood the market with diluted stock is not a reason that a tender offer for our stock should fail.

      Source: The Motley Fool

Akin to a Dictator

      Poison pills are akin to a dictator who says, “Give up more of your freedom and I’ll take care of you.”

      Source: T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for more than 25 years

      I believe our Directors could make a token response to this proposal hoping to gain points in the new corporate governance rating systems. A response, which could still allow our directors to give us a poison pill on short notice with no subsequent vote, would not substitute for this proposal.

Council of Institutional Investors Recommendation

      The Council of Institutional Investors www.cii.org, an organization of 130 pension funds investing $2 trillion, called for shareholder approval of poison pills. Based on the 60% overall yes-vote in 2003 many shareholders believe companies should allow their shareholders a vote.

Shareholder Input on Poison Pills

Yes on 3

MANAGEMENT’S STATEMENT IN OPPOSITION TO PROPOSAL 3

      Your Board of Directors believes that this stockholder proposal is not in the best interests of the Company or its stockholders and therefore recommends that you vote against it for the following reasons:

      The Board of Directors unanimously adopted the Rights Agreement (the “Rights Plan”) on October 27, 1998 in order to enhance the ability of the Board, in a manner consistent with its fiduciary duties, to preserve and enhance stockholder value in the event of certain unsolicited takeover attempts. Before making its decision to adopt the Rights Plan, the Board of Directors carefully reviewed the arguments for and against adopting such a plan and approved the Rights Plan because the Board of Directors strongly believes that the Rights Plan enables it to better represent the interests of all of its stockholders in the event of an unsolicited takeover bid. The Board believes that the adoption of the Rights Plan is appropriately within its scope of responsibilities to direct the management of the Company’s business and affairs and notes that stockholder approval of the adoption or maintenance of the Rights Plan was not then and is not now required by any applicable law, regulation or New York Stock Exchange rules. The Board further believes that the redemption of the rights or otherwise terminating the Rights Plan, or a requirement that stockholders approve the Rights Plan or any new rights plan undermines the Board’s power to fulfill its legal responsibilities and duties to advance stockholders’ interests, and would be contrary to the preservation and enhancement of stockholder value for all of its stockholders.

      The Rights Plan is designed to provide the Board of Directors with the ability to take what it believes are the most effective steps to protect and maximize the value of the stockholders’ investment in the Company. It is designed to encourage potential acquirors to negotiate directly with the Board of Directors, which strengthens your Board’s bargaining position with the bidder. It is designed to give the Board sufficient time to evaluate the merits of every takeover proposal it receives, consistent with its fiduciary duties, and to respond to acquisition proposals, leverage to negotiate a higher bid from a potential acquiror and flexibility to develop and pursue alternatives that may better enhance shareholder value for all stockholders. The Board believes that, as the elected representative of the stockholders, it is in the best position to assess the intrinsic value of the Company and to negotiate on behalf of all stockholders, evaluate the adequacy of any potential offer, and protect stockholders against potential abuses during the takeover process, such as one which would not treat all stockholders fairly and equally. The Rights Plan is not intended to, and will not, prevent any takeover proposal that the Board of Directors believes is in the best interests of the Company and all of its stockholders.

      According to the Investor Responsibility Research Center, rights plans have been adopted by over 2,200 U.S. companies, consistent with an increasing number of studies demonstrating the economic benefits that rights plans provide for stockholders. A study released in November 1997 by Georgeson Stockholder Communications, Inc. (formerly Georgeson & Company), a nationally recognized proxy solicitation and investor relations firm, found that, from 1992 to 1996, companies with rights plans received an additional $13 billion in takeover premiums than companies without rights plans. The report also noted that the presence of a rights plan at a target company did not increase the likelihood of the withdrawal of a friendly takeover bid nor the defeat of a hostile one. In addition, a study released by J.P. Morgan (now

JPMorgan Chase & Co) in May 2001 found that the median acquisition premium was four percentage points higher for companies with rights plans versus companies without rights plans. The acquisition premium was 7.5 percentage points higher at non-technology companies with rights plans, like the Company. The 2001 study confirmed the results of similar studies conducted by J.P. Morgan in 1995 and 1997. Supporting this empirical evidence, the Director of Corporate Programs at Investor Stockholder Services, a major institutional stockholder advocacy group, has conceded that “companies with poison pills tend to get higher premiums on average than companies that don’t have pills.” Wall Street Journal, January 29, 1999.

      Mr. Rossi states in his proposal that this proposal was approved by our stockholders by a vote of 55% in 2003, based on yes and no votes cast. The topic did not, however, receive the approval of a majority of holders entitled to vote. In fact, holders of only 42% of shares entitled to vote so voted in favor of the proposal in 2003.

      In February 2003, the Board adopted a Three-Year Independent Director Evaluation (“TIDE”) policy with respect to the Rights Plan. Under this TIDE policy, a committee comprised of independent directors of the Company will review and evaluate the Rights Plan at least once every three years to determine, in light of all relevant factors, whether the Rights Plan continues to serve the best interests of the Company and all of its stockholders or whether it should be modified or terminated. The Board completed the first review of the Rights Plan pursuant to its TIDE policy in May 2003. The Corporate Governance Committee, which consists of entirely independent Board members, conducted the review with the advice and assistance of its outside financial and legal advisors. The Committee concluded after a review of all relevant factors, including, among others, the current state of the merger and acquisition market, developments in academic studies of rights plans and stockholder opinions about the rights plan, that the Rights Plan continues to serve the best interests of the Company and all of its stockholders. Accordingly, the Committee recommended and the Board resolved to maintain the Rights Plan in its current form. The Committee further determined in 2003 that the next TIDE review of the Rights Plan by the Corporate Governance Committee will occur not later than May 2006.

      TIDE policies have been adopted by numerous companies in response to stockholder proposals. The Board believes that a formal and frequent review of the Rights Plan by independent directors is consistent with the best interests and the wishes of all of the stockholders and further evidence of the Company’s dedication to good corporate governance. Finally, some institutional investors also support TIDE policies. For example, the point system employed by Institutional Stockholder Services’ Corporate Governance Rating System awards points to companies that have adopted TIDE policies.

      The Board of Directors believes that the proper time to consider redemption of the rights created by the Rights Plan is if and when a specific offer is made to acquire the Company. Redemption of the rights prior to that time would be premature and would remove any incentive for a potential acquiror to negotiate with the Board of Directors to assure that all of the stockholders are treated fairly. The Board also believes that it is essential to maintain the flexibility to adopt and maintain a rights plan without having to seek stockholder approval. The stockholder approval process is long and costly, and a requirement to seek stockholder approval could seriously jeopardize the Company’s negotiating position and leverage in a hostile situation, leaving stockholders vulnerable to coercive and unfair acquisition tactics.

      It is important to note that our Board is independent, consisting of eight non-management directors, and six who satisfy the enhanced independence standards of the New York Stock Exchange. The only Board member that is a member of management is our Chairman and Chief Executive Officer. The Board believes that this independence, in conjunction with the requirement to maintain a majority of independent directors on the Board, and the Board’s duty to act in good faith and in the best interests of the Company and all of its stockholders, provides adequate assurance against the Rights Plan being utilized for management entrenchment.

      The affirmative vote of the stockholders holding a majority of the shares of common stock of the Company represented in person or by proxy at the Meeting is required to approve this proposal. Because this stockholder proposal is simply a request that the Board take the actions stated in the proposal, approval of this stockholder proposal may not result in the requested action being taken by the Board, and therefore its approval would not necessarily effectuate any changes to the Rights Plan. If no voting instructions are given, the accompanying proxy will be voted against this proposal. Under New York Stock Exchange rules, brokers who hold street name shares cannot vote in their discretion on this proposal.

      With respect to Proposal 3, if a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting, the shares are considered present at the Meeting for such proposal but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. With respect to broker non-votes on such proposal, the shares are not considered present at the Meeting for such proposal and they are, therefore, not counted in respect of such proposal. Such broker non-votes, however, do have the practical effect of reducing the number of affirmative votes required to achieve a majority for such proposal by reducing the total number of shares from which the majority is calculated.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

BOARD OF DIRECTORS

NOMINEES

CLASS II — TERM EXPIRES AT THE 2007 ANNUAL MEETING

KENNETH G. CAMPBELL	Director since November 1999

      Mr. Campbell, 57, is a co-founder and advisor to WebAccomodate Corp., a provider of Internet property management software, and through February 2004, was the President and Chief Executive Officer of Wagic Corporation, a product development and marketing company. Previously, he had been Chairman and Chief Executive Officer of Centegy Corporation (formerly NETEQ, Inc.), an Internet business services provider, from 1998 to 2001. Mr. Campbell co-founded and was Executive Vice President of Affiliate Sales and Operations at USWEB from 1995 to 1998. From 1992 to 1995, Mr. Campbell was Vice President and General Manager, North America at Inmac Corporation. From 1990 to 1992, Mr. Campbell was co-founder and President of Advanced Partners. Prior to that, Mr. Campbell held management positions at CopyMat Corporation from 1988 to 1990 and was co-founder and Vice President of Sales and Operations for USTelecenters from 1985 to 1988.

CAROL J. PARRY	Director since June 1998

      Ms. Parry, 62, has been the President of Corporate Social Responsibility Associates, a management consulting firm, since September 2000. Previously, Ms. Parry served as Executive Vice President in charge of the Community Development Group at The Chase Manhattan Bank, a major commercial banking institution, from 1996 to June 1999. In 1999, Ms. Parry was nominated to serve on the Board of Governors of the Federal Reserve System, the central bank of the United States. Ms. Parry was Managing Director of Chase Manhattan’s Community Development Group from 1992 to 1996 and served on that bank’s Policy Council, the central governing body of that bank, from 1997 to 1999. Ms. Parry has served on the Federal Reserve Board Consumer Advisory Council and the advisory board for the Community Development Financial Institutions Program. Ms. Parry is a Trustee for the Committee for Economic Development and serves on the boards of a number of not-for-profit organizations.

BARRY LAWSON WILLIAMS	Director since June 1998

      Mr. Williams, 59, has been President and founder of Williams Pacific Ventures, Inc., a venture capital and real estate investment and consulting firm since 1988 and a General Partner in Williams Pacific Ventures LP, a real estate and financial services investment and consulting company, since 2003. Previously, he served as Interim President and Chief Executive Officer of the American Management Association International, a leading membership-based management development organization, from November 2000 to June 2001. He also serves as Senior Mediator of JAMS/Endispute, Inc., a leading alternative dispute resolution provider, since 1993, and Adjunct Lecturer, Entrepreneurship at Haas School of Business since 1995. He was General Partner of WDG Ventures, a California-based real estate development firm, from 1987 to 2001. He was previously President of C.N. Flagg Power Inc. from 1989 to 1992. Mr. Williams serves on the boards of CH2M Hill Companies, Ltd., Northwestern Mutual Life Insurance Company, PG&E Corp., Simpson Manufacturing Company and SLM Corporation. Mr. Williams also serves on the boards of a number of not-for-profit organizations. In April 2001, the utility subsidiary of PG&E Corp. filed a voluntary petition for reorganization under the U.S. bankruptcy laws.

DIRECTORS CONTINUING IN OFFICE

CLASS I — TERM EXPIRES AT THE 2006 ANNUAL MEETING

NANCY E. COOPER	Director since February 2003

      Ms. Cooper, 50, was appointed Senior Vice President and Chief Financial Officer of IMS Health Incorporated, a leading provider of information solutions to the pharmaceutical and healthcare industries, in December 2001. Prior to that, she served as Chief Financial Officer at Reciprocal, Inc., a leading digital distribution infrastructure enabler, from July 2000 to October 2001. From September 1998 to July 2000, Ms. Cooper was Chief Financial Officer of Pitney Bowes Credit Corporation, the financing subsidiary of the provider of integrated mail and document management systems and services. She served as a Partner at General Atlantic Partners, a private equity firm focused on software and investments, from January to August 1998. Prior to that, she spent 22 years at IBM Corporation in various positions of increasing responsibility, including Director of Financial Management Systems, Pricing and Financial Planning from 1982 to 1992, and Controller and Treasurer and Financial Director at IBM Credit Corporation from September 1992 to January 1995, Assistant Controller of IBM in 1996 and Chief Financial Officer of IBM Global Industries in 1997.

ROBERT KAMERSCHEN	Director since June 1998

      Mr. Kamerschen, 68, is retired Chairman and Chief Executive Officer of ADVO, Inc., a leading full-service targeted direct mail marketing services company. He had been Chairman and Chief Executive Officer of DIMAC Corporation, a direct marketing services company, from October 1999 until January 2002, when that company was sold. In July 1999, he retired as Chairman of ADVO, Inc., a position he had held since 1989, and has served as Senior Consultant to ADVO, Inc. since July 1999. Prior to January 1999, in addition to serving as Chairman of ADVO, Inc., Mr. Kamerschen had also been Chief Executive Officer since 1988. Mr. Kamerschen has also served in key senior leadership roles in a number of prominent sales and marketing driven businesses involving significant turnaround and/or transformation initiatives. Mr. Kamerschen currently serves on the boards of IMS Health Incorporated, Linens ‘N’ Things Inc., MemberWorks, Inc. and Radio Shack Corporation. DIMAC Corporation filed a voluntary petition for reorganization under the U.S. bankruptcy laws in April 2000 and successfully emerged from bankruptcy in February 2001.

DAVID C. SWANSON	Director since December 2001

      Mr. Swanson, 49, has been Chief Executive Officer of the Company since May 2002 and became Chairman of the Board in December 2002. He was first elected to the Board in December 2001. He served as President and Chief Operating Officer of the Company from December 2000 until May 2002. Prior to that, Mr. Swanson served as President of Donnelley Directory Services since March 1999. Mr. Swanson joined the Company in 1985 as an Account Executive and held increasingly senior management positions over the next 15 years. In 1995, he became Executive Vice President of Sales and in 1997 was named Executive Vice President and General Manager of Proprietary Operations. In 1998, he was named Executive Vice President of Corporate Strategy in conjunction with the Company’s spin-off (“Spin-Off”) as an independent public company from The Dun & Bradstreet Corporation (“D&B”).

CLASS III — TERM EXPIRES AT THE 2005 ANNUAL MEETING

      Investment partnerships of which the general partner, the managing general partner or investment manager is affiliated with Goldman Sachs & Co. (collectively, the “GS Funds”) purchased (“Preferred Stock Investment”) $200 million of the Company’s Preferred Stock (“Preferred Stock”) and warrants in connection with the Company’s acquisition of the directory publishing business of Sprint Corporation in January 2003 (the “SPA Acquisition”). Pursuant to the Certificate of Designations governing the Preferred Stock, the holders of the Preferred Stock are entitled to elect two directors to the Company’s

Board of Directors, without any approval or veto right by the Company’s other stockholders. Messrs. O’Toole and Gheewalla are the GS Funds’ designees to the Board under that provision.

ROBERT R. GHEEWALLA	Director since January 2003

      Mr. Gheewalla, 36, is a Managing Director of Goldman, Sachs & Co., a leading global investment banking, securities and investment management firm, in the Principal Investment Area. Mr. Gheewalla is also a Vice President of the general partners of each of the GS Funds. Mr. Gheewalla joined Goldman Sachs in 1994. He currently serves as a director of IPC Acquisition Corp. and several privately-held companies on behalf of Goldman Sachs.

TERENCE M. O’TOOLE	Director since January 2003

      Mr. O’Toole, 45, is a Managing Director at Goldman, Sachs & Co., a leading global investment banking, securities and investment management firm, in the Principal Investment Area. He is a member of the Goldman Sachs Principal Investment Area Investment Committee. Mr. O’Toole is also a Vice President of the general partners of each of the GS Funds. Mr. O’Toole joined Goldman Sachs in 1983. Mr. O’Toole currently serves on the boards of Amscan Holdings, Inc. and several privately-held companies on behalf of Goldman Sachs.

DAVID M. VEIT	Director since February 2003

      Mr. Veit, 65, is retired Executive Director of Pearson plc, the international media and publishing company, a position he held from January 1981 to May 1998. He most recently served as Senior Advisor to Bain Capital Inc., a leading private investment firm, from May 1998 to December 2001. During that time, he served as Chief Executive Officer of two portfolio companies of Bain Capital, Bentley’s Luggage and Gifts and Jostens Learning Corporation. Prior to that, he served as President of Pearson Inc., the United States subsidiary of Pearson plc, from January 1985 to May 1998. He was also the Chairman of Camco, Inc. from May 1982 to October 1994. He serves on several boards of private companies.

COMMITTEES OF THE BOARD OF DIRECTORS

Audit and Finance Committee

      The Audit and Finance Committee has overall responsibility for the integrity of the Company’s financial reporting process, including oversight of the preparation of financial statements and related financial information and the annual independent audit of such statements, as well as responsibility for the Company’s system of internal controls, internal audit process, risk assessment and management processes and compliance function. The Audit and Finance Committee, among other matters: appoints, removes, compensates (with the Company providing appropriate funding as determined by the Committee) and oversees the activities of any registered independent accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; reviews the scope of and supervises the audit examination, including staffing, with the independent accountants reporting directly to the Audit and Finance Committee; reviews at least annually the independence of the independent accountants; assesses the adequacy of financial disclosures to stockholders and reviews the interim and year-end financial statements prepared by management prior to external reporting; reviews and pre-approves all audit and non-audit services provided by the independent accountants; reviews findings and recommendations of the independent accountants and management’s responses; reviews the internal audit function and scope and their findings and recommendations and management’s responses; reviews with management policies and procedures with respect to risk assessment and management; reviews the system of internal controls; establishes and monitors procedures for receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting control or auditing matters; in coordination with the Corporate Governance Committee, establishes and administers policies with respect to corporate responsibility and ethical business practices; oversees other compliance matters; assesses annually the performance of the Committee (including compliance with the Committee Charter) and adequacy of the Committee Charter and recommends changes to the Charter, as appropriate; prepares the Report of the Audit and Finance Committee on Financial Reporting included in this Proxy Statement on pages 19-20; regularly reports to the Board of Directors with respect to its activities; and has the authority to engage and discharge independent counsel and other advisors as it deems necessary to carry out its duties and to obtain appropriate funding from the Company. In addition, the Audit and Finance Committee has responsibility for reviewing proposed and existing financing arrangements (and compliance with governing documents) and for making recommendations to the Board regarding financing requirements for the Company and sources for such financing. The Board has recently adopted an Amended and Restated Committee Charter that is attached as Appendix A and is available on the Company’s website at www.rhd.com.

      Each year, the Audit and Finance Committee approves at its scheduled February meeting the specific types and estimated amounts of all audit and non-audit services that are contemplated to be performed by the independent accounting firm during that calendar year, before any such work commences. The Chairperson of the Audit and Finance Committee may approve other services not prohibited by applicable law or regulation and not previously approved by the Committee up to $250,000 at any one time. The Chairperson may also approve services previously approved by the Committee at amounts up to $250,000 higher than previously approved by the Committee. In either case, the Chairperson will report its approval of such additional services and/or amounts to the Committee at its next scheduled meeting or at a special meeting which may be called in the absolute discretion of the Chairperson. The Chairperson may also defer to the Committee with respect to any such additional services or amounts. The Chairperson and/or the Audit and Finance Committee is authorized to approve such additional non-audit services without limit after they determine that such services will not impair the independence of the independent accounting firm.

      The Audit and Finance Committee met five times during 2003. The Audit and Finance Committee members are Messrs. Williams (chairperson) and Veit and Mdmes. Cooper and Parry.

Compensation and Benefits Committee

      The Compensation and Benefits Committee, among other matters: reviews executive compensation practices and programs; reviews and approves compensation and related matters for senior management; administers the Company’s compensation and benefit plans for employees (including senior management) and non-management directors; annually reviews the performance of the CEO and determines and approves (together with other independent directors) the CEO’s compensation, subject to ratification by the Board of Directors; assesses annually the performance of the Committee (including compliance with the Committee Charter) and adequacy of the Committee Charter and recommends changes to the Charter, as appropriate; prepares the Report of the Compensation and Benefits Committee on Executive Compensation included in this Proxy Statement beginning on page 28; regularly reports to the Board of Directors with respect to its activities; and has the authority to engage and discharge independent counsel and other advisors as it deems necessary to carry out its duties and to obtain appropriate funding from the Company. The Board has recently adopted an Amended and Restated Committee Charter that is available on the Company’s website at www.rhd.com. The Compensation and Benefits Committee met four times during 2003. The Compensation and Benefits Committee members are Messrs. Kamerschen (chairperson), Campbell and Williams.

Corporate Governance Committee

      The Corporate Governance Committee, among other matters: makes recommendations to the Board regarding criteria to be used to assess qualifications for Board membership and procedures for nominations, including stockholder nominations (see “— Corporate Governance Matters” beginning on page 16 for a discussion of procedures with respect to stockholder nominations); reviews qualifications of potential candidates, including incumbent directors and stockholder nominees; makes recommendations to the Board of persons to serve on the Board and the various committees of the Board and related classification, independence and expertise determinations; makes recommendations to the Board regarding corporate governance policies, guidelines and procedures, including functioning of the Board and its Committees, as well as annual evaluations; in coordination with the Audit and Finance Committee, establishes and administers policies with respect to corporate responsibility and ethical business practices; assesses annually the performance of the Committee (including compliance with the Committee Charter) and adequacy of the Committee Charter and recommends changes to the Charter, as appropriate; regularly reports to the Board of Directors with respect to its activities; and has the authority to engage and discharge independent counsel and other advisors as it deems necessary to carry out its duties and to obtain appropriate funding from the Company. The Board has recently adopted an Amended and Restated Committee Charter that is available on the Company’s website at www.rhd.com. The Corporate Governance Committee met four times during 2003. The Corporate Governance Committee members are Ms. Parry (chairperson) and Messrs. Campbell, Kamerschen and Veit.

ATTENDANCE AT BOARD MEETINGS

      Thirteen meetings of the Board of Directors were held during 2003. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and of the Committees of the Board on which he or she served during the period for which he or she was a director.

INDEPENDENCE AND FINANCIAL EXPERTISE DETERMINATIONS

      The Board of Directors has unanimously determined that Messrs. Campbell, Kamerschen, Veit and Williams and Mdmes. Parry and Cooper neither are affiliated persons of the Company nor do they have any material relationship with the Company, and therefore qualify as independent directors within the meaning of all applicable laws and regulations, including the recently enhanced independence standards of the New York Stock Exchange. As a result, a majority of independent directors constitute the Company’s Board of Directors. In addition, all members of all Committees, including the Audit and Finance Committee, qualify as independent within the meaning of all applicable laws and regulations, including the recently enhanced independence standards of the New York Stock Exchange.

      In making these independence determinations, the Board considered all of the automatic bars to independence specified in the respective independence standards of the Securities and Exchange Commission and the New York Stock Exchange and definitively determined that none of those conditions existed. In addition, the Board considered whether any material relationship beyond the automatic bars existed between the Company and/or its management and/or any of their respective affiliates or family members, on the one hand, and each director or any family member of such director or any entity with which such director or family member of such director was employed or otherwise affiliated, on the other hand. For those directors for whom the Board determined there was a relationship, the Board then considered whether or not the relationship was material or did in fact, or could reasonably be expected to, compromise such director’s independence from management. The Board definitively determined for those directors identified as independent above that either no such relationship existed at all or that any relationship that existed was not material and/or did not so compromise such director’s independence from management. See “Director and Executive Compensation — Compensation Committee Interlocks and Insider Participation; Certain Relationships and Related Party Transactions” for a description of certain relationships or other matters the Board considered in making these independence determinations.

      The Board of Directors has also unanimously determined that Mr. Williams and Ms. Cooper, both members of the Audit and Finance Committee, qualify as “audit committee financial experts” and possess “accounting or related financial management expertise” within the meaning of all applicable laws and regulations. In addition, the Board has unanimously determined that all members of the Audit and Finance Committee are financially literate and, as stated above, independent. No member of the Audit and Finance Committee presently serves on three or more other public company audit committees.

CORPORATE GOVERNANCE MATTERS

      Stockholders’ recommendations for nominees to the Board of Directors will be considered by the Corporate Governance Committee provided such nominations are made in accordance with (i) the Company’s By-Laws (see discussion on page 36) and (ii) the following procedural requirements: To be effective and thereby considered by the Committee, any stockholder recommendation must, at a minimum, (A) be made in writing, addressed to the Corporate Secretary and delivered in accordance with the delivery and time frame requirements reflected in the Company’s By-Laws (see “How to Nominate Members of the Board of Directors” on page 36), and (B) set forth (1) the full legal name, address and telephone number of the recommending stockholder and whether that person is acting on behalf of or in concert with any other beneficial owners, and if so, the same information with respect to them, (2) the number of shares held by any such person as of a recent date and how long such shares have been held, or if such shares are held in street name, reasonable evidence satisfactory to the Committee of each such person’s ownership of shares as of a recent date, (3) the full legal name, address and telephone number of the proposed nominee for director, (4) a reasonably detailed description of the proposed nominee’s background, experience and qualifications, financial literacy and expertise, with particular reference to the eligibility criteria utilized by the Committee as set forth above, as well as any other information required to be disclosed in the solicitation for proxies for election of directors pursuant to the rules of the Securities and Exchange Commission, (5) disclosure of any direct or indirect relationship (or arrangements or understandings) between the recommending stockholder and the proposed nominee (or any of their respective affiliates), (6) disclosure of any direct or indirect relationship between the proposed nominee and the Company, any employee or other director of the Company, any beneficial owner of more than 5% of the Company’s common stock , or any of their respective affiliates, (7) disclosure of any direct or indirect interest that the recommending stockholder or proposed nominee may have with respect to any pending or potential proposal or other matter to be considered at this Meeting or any subsequent annual meeting of stockholders of the Company, and (8) a written, signed, and notarized acknowledgment from the proposed nominee consenting to such recommendation by the recommending stockholder, confirming that he or she will serve as a director if so elected and consenting to the Company’s undertaking of an investigation into their background, experience and qualifications, any direct or indirect relationship with the recommending stockholder, the Company or its management or 5% stockholders, or interests in proposals or matters, and any other matter reasonably deemed relevant by the Committee to their consideration of such person as a potential candidate.

      There have been no material changes to the procedures relating to stockholder nominations during 2003, except for the formalization of the foregoing procedural requirements reflected in clause (ii)(B) above. In prior years, stockholder nominations were required only to be made in accordance with the Company’s By-Laws. There were no changes made to the By-Laws during 2003. The Committee believes that these formalized procedural requirements are intended solely to ensure that it has sufficient basis on which to assess potential candidates and are not intended to discourage or interfere with appropriate stockholder nominations. The Committee does not believe that any such requirements subject any stockholder or stockholder nominee to any unreasonable burden. The Committee and the Board reserve the right to change the above procedural requirements from time to time and/or waive some or all of the foregoing requirements with respect to certain nominees, but any such waiver shall not preclude the Committee from insisting upon compliance with any and all of the above requirements by any other recommending stockholder or proposed nominees.

      Each of the nominees listed in this Proxy Statement are present directors standing for re-election. As of the date of this Proxy Statement, the Company had not received any nominations from stockholders or other parties with respect to election of directors at this Meeting.

      The Company’s Corporate Governance Guidelines, available on the Company’s website at www.rhd.com, set forth the criteria that the Committee will utilize to assess Board candidates, including incumbent directors and stockholder nominees. There are no specific minimum qualifications or standards under the Corporate Governance Guidelines, rather the Committee will review and assess the totality of the circumstances with respect to any and all candidates. These criteria include, without limitation, the candidate’s judgment, skill, diversity, character, integrity, collegiality, willingness to act upon and be accountable for majority Board decisions, experience (particularly with businesses and other organizations of comparable size and within similar or related industries) and how that experience interplays with that of the other Board members, independence from management, and the ability of the candidate to attend Board and Committee meetings regularly and to devote an appropriate amount of time and effort in preparation for those meetings. Ultimately, the Committee will nominate those individuals who the Committee believes will, in conjunction with other members of the Board, best collectively serve the best long-term interests of our stockholders and other stakeholders. In assessing stockholder nominees, the Committee will consider the same criteria utilized for other candidates, but will also consider whether the candidate can serve the best interests of all stockholders of the Company and not be beholden to the sponsoring person or group.

      Third party consultants may be retained from time to time to identify potential candidates, but any such retention will be made directly by the Committee, in consultation with the Chairman and CEO. If retained, third party consultants would be used primarily to identify potential candidates, conduct customary background and reference checks and recommend potential candidates to the Committee in accordance with criteria furnished by the Committee. On occasion, at the request of the Chairperson of the Committee, third party consultants may also conduct preliminary screening and interviews to assess candidate suitability in accordance with criteria furnished by the Committee.

      As reflected in each Committee Charter available on the Company’s website at www.rhd.com, each Committee regularly meets in executive session with no management representatives present. In addition, under the Company’s Corporate Governance Guidelines, available on the Company’s website at www.rhd.com, the Board of Directors meets in executive session with no management representatives present, on a regular basis, no less than three times per year, including at least a portion of one where only independent directors will participate. These three pre-scheduled Board executive sessions are held prior to specified scheduled Board meetings, and brief executive sessions also generally follow all other Board meetings. At Committee executive sessions, the chairperson, who is in all cases independent of management, presides and keeps the minutes. At Board executive sessions, a specified independent director presides and keeps the minutes. The Board has approved a rotation process whereby each independent director has been designated to serve as chairperson of one pre-scheduled executive session and any executive sessions held after that pre-scheduled executive session and prior to the next pre-scheduled executive session. The independent chairperson is responsible for setting an agenda for the executive session, working with management to circulate any necessary preparatory materials, leading the executive session and keeping minutes of the executive session. The independent chairperson is also responsible to work with management to develop the agenda for the regularly scheduled Board meetings during his or her tenure.

      The Board requires all Committee chairpersons to attend all other Committee meetings, however they do not participate as members, although they are paid for their attendance at such other meetings. As reflected in our Corporate Governance Guidelines, while the Board does not presently require its members to attend annual meetings of stockholders, it does encourage its members to do so and will endeavor to have at least two Committee chairpersons in attendance at any stockholder meeting, when possible. However, the Board is sensitive to stockholder access concerns and will periodically monitor and reassess this policy to ensure it remains open and available for stockholder communications. At the 2003 Annual Meeting of Stockholders, three directors attended, including one Committee chairperson.

      In 2003, the Board approved an enhanced code of ethics applicable to the Board, senior management including financial officers, and all other employees. This Policy on Business Conduct is available on the Company’s website at www.rhd.com and will be provided upon request at no charge. Any waiver of any provision of that Policy made with respect to any director or executive officer of the Company will be promptly posted on our web site at the same link as the Policy itself and will be disclosed in the next periodic report required to be filed with the Securities and Exchange Commission. In addition, the Company will provide a copy of its Corporate Governance Guidelines and any Committee Charter referenced herein upon request at no charge. Any such request should be mailed to the Company’s principal executive offices, 1001 Winstead Drive, Cary, North Carolina 27513, Attention: Investor Relations. Requests from beneficial stockholders must set forth a good faith representation as to such ownership on that date.

      Our Board welcomes communications from stockholders and other interested parties. Interested parties may contact the independent members of our Board with any governance questions or concerns, as follows: Carol J. Parry, President, Corporate Social Responsibility Associates, c/o R.H. Donnelley Corporation, 1001 Winstead Drive, Cary, North Carolina 27513. In addition, any questions or concerns regarding financial reporting, internal controls, accounting or other financial matters may be forwarded to Barry Lawson Williams, President, Williams Pacific Ventures, Inc., c/o R.H. Donnelley Corporation, 1001 Winstead Drive, Cary, North Carolina 27513. Your inquiries will not be read by the Company and will be forwarded directly to Ms. Parry, the chairperson of the Corporate Governance Committee, and/or Mr. Williams, the chairperson of the Audit and Finance Committee. Persons wishing to submit anonymous, confidential inquiries or comments regarding the Company may do so through ethicspoint.com, our web-based reporting system, by simply following the instructions on that site.

INDEPENDENT DIRECTOR EVALUATION OF RIGHTS PLAN

      In February 2003, the Board adopted a Three-Year Independent Director Evaluation (“TIDE”) policy with respect to the Rights Plan. Under this TIDE policy, a committee comprised of independent directors of the Company will review and evaluate the Rights Plan at least once every three years to determine, in light of all relevant factors, whether the Rights Plan continues to serve the best interests of the Company and all of its stockholders or whether it should be modified or terminated. The Board completed the first review of the Rights Plan pursuant to its TIDE policy in May 2003. The Corporate Governance Committee, which consists of entirely independent Board members, conducted the review with the advice and assistance of its outside financial and legal advisors. The Committee concluded after a review of all relevant factors, including, among others, the current state of the merger and acquisition market, developments in academic studies of rights plans and stockholder opinions about the rights plan, that the Rights Plan continues to serve the best interests of the Company and all of its stockholders. Accordingly, the Committee recommended and the Board resolved to maintain the Rights Plan in its current form. The Committee further determined in 2003 that the next TIDE review of the Rights Plan by the Corporate Governance Committee will occur not later than May 2006.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

ON FINANCIAL REPORTING

      The Audit and Finance Committee of the Board of Directors (the “Committee”) is comprised entirely of independent directors, within the meaning of, and in accordance with, all applicable laws and regulations, including the recently enhanced independence standards of the New York Stock Exchange. The Committee operates pursuant to a written charter and under delegated authority from the Board of Directors.

      Management is responsible for the Company’s financial reporting process, financial statements (including notes thereto) and internal controls and procedures. The Company’s independent accountants, PricewaterhouseCoopers LLC (“PwC”), are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards, and issuing a written report thereon to the Board and the Company’s stockholders. The Committee is responsible for monitoring and overseeing this entire process, including sole authority to appoint, remove and compensate the independent accountants. See “Committees of the Board of Directors — Audit and Finance Committee” for further information regarding the Committee’s duties.

      In this context, the Committee regularly meets and holds discussions with management and PwC regarding the financial reporting process, the consolidated financial statements and the internal controls and procedures. Specifically, the Committee has discussed with PwC (i) the overall scope of its audit, (ii) the results of its examination, (iii) its observations of internal controls arising from its audit of the financial statements, (iv) the overall quality of the financial reporting process and the financial statement disclosures and (v) the matters required to be discussed by PwC under (a) Statement on Auditing Standards No. 61 (Communication with Audit Committees) and (b) Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), including the written disclosures regarding independence made by PwC to the Committee thereunder.

      Management has represented to the Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles. Accordingly, based upon the Committee’s review of the financial statements and in reliance on its discussions with management and PwC, the Committee has recommended to the Board of Directors (and the Board has accepted such recommendation) that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

      Fees: Aggregate fees for professional services rendered to the Company by PwC for the years ended December 31, 2003 and 2002, were as follows:

	2003	2002

Audit Fees	$638,519	$306,630
Audit-Related Fees	777,434	1,779,549
Tax Fees	691,090	656,345
All Other Fees	44,688	47,068

Total	$2,151,731	$2,789,592

      In accordance with new rules under Item 9(e) of Schedule 14A and Item 14 of Form 10-K, the Company has included in the above table comparative amounts of fees billed with respect to 2003 and 2002 on an accrual basis. Amounts reported for 2002 have been re-categorized from the prior year, as applicable, to present the fees in accordance with the new rules.

      The Audit fees for the years ended December 31, 2003 and 2002 were for professional services rendered for the audits of the consolidated financial statements of the Company and review of documents filed with the SEC.

      The Audit-Related fees for the years ended December 31, 2003 and 2002 were for assurance and related services related to the audit of the Company’s employee benefit plans ($66,941 in 2003 and

$61,236 in 2002), accounting consultations related to the acquisition of Sprint Publishing & Advertising (“SPA”) ($335,400 in 2003 and $1,504,800 in 2002), various other financial accounting and reporting services ($225,629 in 2003 and $112,800 in 2002), and services related to internal controls.

      Tax fees for the years ended December 31, 2003 and 2002 were for services rendered in connection with tax compliance ($108,494 in 2003 and $150,822 in 2002), general tax planning ($262,276 in 2003 and $179,528 in 2002), tax advice related to the acquisition of SPA ($223,407 in 2003 and $284,640 in 2002) and assistance with various state and local tax audits ($96,914 in 2003 and $41,355 in 2002).

      All Other fees for the years ended December 31, 2003 and 2002, respectively, were primarily for services rendered for employee benefit plan advisory services.

          Audit and Finance Committee

          Barry Lawson Williams, Chairperson

          Nancy E. Cooper
          Carol J. Parry
          David M. Veit

DIRECTOR AND EXECUTIVE COMPENSATION

Directors’ Compensation

      Each non-employee director annually receives a cash retainer of $24,000, or $29,000 for committee chairpersons, payable quarterly, 1,500 deferred shares of the Company’s common stock and an option to purchase 1,500 shares of the Company’s common stock. In addition, each non-employee director receives $1,000 for each Board meeting ($500 for shorter telephonic meetings) he or she attends, $1,200 for each committee meeting that he or she attends and $1,000 per committee meeting for which he or she serves as chairperson. The Board also requires all committee chairpersons to attend all other committee meetings; although they are not members of such other committees and do not participate as members, they are paid $1,200 for their attendance at such other meetings. All such deferred share and option grants vest in three equal installments as of the close of business on the day immediately preceding the date of the three annual meetings of stockholders immediately following the date of grant, subject to acceleration in the event of death, disability or retirement or a change in control of the Company. Directors may elect to defer their cash retainer fees into a deferred cash account, which may be invested in various investment alternatives, a deferred share account or options to purchase additional shares of the Company’s common stock. All non-cash awards to non-employee directors are made under the Company’s 2001 Stock Award and Incentive Plan (“2001 Plan”). The Preferred Stock Investment by the GS Funds in January 2003 in connection with the SPA Acquisition constituted a “Change in Control” under the 2001 Plan. Each of the directors agreed to waive any and all acceleration and/or enhancement of benefits that would have otherwise accrued to them as a result of the Preferred Stock Investment.

Executive Compensation

      The following tables provide information regarding the compensation of the Chief Executive Officer and the next four most highly compensated executive officers (collectively, the “Named Executive Officers”), with respect to each of the last three years:

Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation Awards Payouts

				Other		Securities	Long-	All
				Annual	Restricted	Underlying	Term	Other
				Compen-	Stock	Options/	Incentive	Compen-
Name and Principal Position	Year	Salary($)	Bonus(1)($)	sation(2)($)	Awards($)(1)	SARs	Payouts(3)($)	sation(4)($)

David C. Swanson	2003	528,125	1,569,813	14,608	672,777	0	471,159	175,900
Chairman and Chief	2002	421,422	368,144	22,384	0	565,275	220,143	28,573
Executive Officer	2001	308,016	155,163	23,070	0	26,872	472,698	12,215
Peter J. McDonald(5)	2003	375,000	672,075	0	201,623	0	0	11,375
Senior Vice President,	2002	103,857	67,471	0	0	260,000	0	64,052
President	2001	—	—	—	—	—	—	—
Donnelley Media
Steven M. Blondy(6)	2003	309,000	666,370	0	199,911	0	62,212	88,984
Senior Vice President and	2002	250,000	216,080	3,521	0	235,000	0	62,271
Chief Financial Officer	2001	—	—	—	—	—	—	—
George F. Bednarz(7)	2003	230,000	258,289	0	77,763	0	172,665	28,801
Vice President,	2002	198,125	110,898	0	0	94,000	88,534	11,818
Publishing and IT	2001	185,396	77,313	0	0	10,736	207,200	7,076
Robert J. Bush(8)	2003	208,500	248,638	0	82,879	0	41,738	19,165
Vice President, General	2002	178,250	122,673	630	0	86,000	0	6,141
Counsel & Secretary	2001	155,000	54,056	0	0	9,362	0	4,194

(1)	The 2003 bonus awards were paid under the 2001 Plan in March 2004 based on 2003 performance. Beginning in 2003, a portion of the annual incentive for each Named Executive Officer is paid in deferred shares. See “— Employment Agreements” below for identification of the respective percentage of the annual incentive payable in the form of deferred shares for each of the Named

Executive Officers. The number of deferred shares issued was based upon the average of the high and low sales price of the Company’s common stock during the ten trading days following approval of the annual incentive payments by the Compensation and Benefits Committee. The dollar value of the portion of the annual incentive paid in 2003 in deferred shares is reflected in the column entitled “Restricted Stock Awards.” Under the terms of the deferred shares, stock certificates evidencing the shares will be issued in two equal installments as of the first two anniversaries of the date of issuance of the deferred shares.

(2)	Amounts shown represent reimbursement for taxes paid by the Named Executive Officers with respect to company-directed travel and certain other expenses.

(3)	Amounts shown represent the dollar value of the performance shares (“PERS”) earned under the Company’s former Performance Unit Plan. Upon completion of the respective performance periods (July 1, 1998 to December 31, 1999 (“1998 PERS”); January 1, 1999 to December 31, 2001 (“1999 PERS”) and January 1, 2001 to December 31, 2003 (“2001 PERS”)), a dollar amount was determined for each recipient based on the Company’s actual financial performance against economic profit and earnings per share goals. The dollar amount was then converted into a number of performance shares by dividing the dollar amount of the award by the Company’s stock price (calculated as the average of the high and low prices of the Company’s common stock on the 10 trading days subsequent to delivery of the Company’s respective audited financial statements to the Compensation and Benefits Committee). Dollar amounts for 2001 reflect the final one-third of the 1998 PERS grant as well as the first one-third of the 1999 PERS grant, which were paid in February 2002 in shares. Dollar amounts for 2002 reflect an additional one-third of the 1999 PERS grant, which was paid in February 2003 in shares. Dollar amounts for 2003 reflect the final one-third installment of the 1999 PERS grant and the first one-third installment of the 2001 PERS grant, each of which was paid in March 2004 in shares.

(4)	Amounts shown represent aggregate annual Company contributions for the account of each Named Executive Officer under the Company’s Profit Participation Plan (the “PPP”) and the Profit Participation Benefit Equalization Plan (the “PPBEP”). The PPP is a tax-qualified defined contribution plan and the PPBEP is a non-qualified plan that provides benefits to participants in the PPP equal to the amount of Company’s contributions that would have been made to the participant’s PPP account but for certain Federal tax laws. Amounts also reflect the value of perquisites including financial and tax planning and assistance, family member travel, club memberships and, in 2003, relocation assistance with respect to the relocation of the Company’s executive offices to North Carolina.

(5)	Mr. McDonald resigned from the Board of Directors and became a senior executive of the Company on September 21, 2002, upon the execution of definitive documentation in connection with the SPA Acquisition. Mr. McDonald’s 2002 compensation information included in the above and following tables reflects only his compensation received as an officer of the Company, and not any compensation he received as a director. See “— Directors’ Compensation” above for a discussion of his compensation as a director. In addition to his position as a member of the Board of Directors, during July 2002 through September 2002, Mr. McDonald also served as a consultant to provide integration planning services with respect to the SPA Acquisition. Mr. McDonald received $56,000 for these services and was reimbursed $8,052 for related travel expenses, which amounts are included in the table above under the column “All Other Compensation.”

(6)	Mr. Blondy joined the Company on March 1, 2002 and his 2002 salary reflects ten months of compensation. His bonus in 2002 includes a special bonus of $50,000 in recognition of his role in connection with the SPA Acquisition. Mr. Blondy’s “All Other Compensation” includes reimbursement for local housing expenses.

(7)	Mr. Bednarz’s bonus in 2003 includes a special bonus of $25,000 in recognition of his role in conjunction with the systems integration effort in connection with the SPA Acquisition.

(8)	Mr. Bush’s bonus in 2002 includes a special bonus of $30,000 in recognition of his role in connection with the SPA Acquisition.

Stock Option/SAR Grants in Last Year

      Due to a larger than normal grant made in 2002 in connection with the SPA Acquisition, there were no options awarded to the Named Executive Officers in 2003. Annual grants have re-commenced in 2004. See “Report of the Compensation and Benefits Committee on Executive Compensation” beginning on page 28 for further discussion.

Aggregated Option Exercises in Last Year and Year End Option/ SAR Values

      The following table provides information concerning the number and value of (i) option exercises during 2003 and (ii) unexercised stock options held at December 31, 2003 by the Named Executive Officers.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options/SAR’s at		In-the-Money Options/
	Shares		Year-End(1)		SAR’s At Year-End(2)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

David C. Swanson	0	0	321,921	442,393	$6,393,812	$6,097,594
Peter J. McDonald	0	0	65,500	195,000	$934,860	$2,788,500
Steven M. Blondy	0	0	58,750	176,250	$780,031	$2,340,094
George F. Bednarz	6,510	152,907	127,033	78,552	$3,044,029	$1,142,309
Robert J. Bush	0	0	33,555	70,307	$538,860	$1,011,386

(1)	No SAR’s were outstanding at December 31, 2003.

(2)	The values shown equal the difference between the exercise price of the unexercised in-the-money options and the closing market price of the Company’s common stock on December 31, 2003 ($39.84). Options are “in-the-money” if the fair market value of the Company’s common stock covered by such option exceeds the exercise price of the option.

Long-Term Incentive Plan Awards in Last Year

      The Company made no awards of PERS under the 2001 Plan, nor any other long-term incentive awards, to the Named Executive Officers, during the year ended December 31, 2003. Payouts under prior awards are shown in the Summary Compensation Table.

Retirement Benefits

      The Retirement Account is a qualified defined benefit plan covering substantially all employees with at least one year of service. The Pension Benefit Equalization Plan (“PBEP”) is an unfunded, non-qualified plan that covers senior management and certain key employees.

      The Retirement Account, together with the PBEP, provides retirement benefits computed based upon a percentage of annual compensation. The percentage of compensation allocated annually ranges from 3% to 12.5%, based on age and credited service as follows: if age plus credited service equals (a) less than 35, the percentage of monthly compensation is 3%; (b) between 35 and 44, 4%; (c) between 45 and 54, 5%; (d) between 55 and 64, 7.5%; (e) 65 and 74, 9%; (f) between 75 and 84, 10.5%; and (g) 85 and over, 12.5%. Amounts allocated also receive interest credits based on 30-year Treasury rates with a minimum interest credit rate of 3%. Members vest in their accrued retirement benefit upon completion of five years of service. The projected benefits described below are calculated on a straight-life annuity basis. The number of years of credited service under the plans for the Named Executive Officers as of December 31, 2003 are as follows: Mr. Swanson — 17.5 years; Mr. McDonald — 8 years; Mr. Blondy — 1 year; Mr. Bednarz — 27 years; and Mr. Bush — 3 years.

      Based upon their present compensation levels, the projected annual pension benefits at normal retirement age under the Retirement Account and the PBEP are as follows: Mr. Swanson — $274,941; Mr. McDonald — $63,551; Mr. Blondy — $134,025; Mr. Bednarz — $134,226; and Mr. Bush — $134,996.

      Compensation, for the purpose of determining retirement benefits, consists of salary, wages, regular cash bonuses, commissions, overtime pay and severance pay. Contingent payments and other forms of special remuneration are excluded. Bonuses included in the Summary Compensation Table are normally not paid until the year following the year in which they are accrued and expensed; therefore, compensation for purposes of determining retirement benefits varies from the Summary Compensation Table amounts in that bonuses expensed in the previous year, but paid in the current year, are part of retirement compensation in the current year, and current year’s bonuses accrued and included in the Summary Compensation Table are not.

      For the reasons discussed above, compensation for determining retirement benefits for the Named Executive Officers differed by more than 10% from the amounts shown in the Summary Compensation Table. For 2003, compensation for purposes of determining retirement benefits for the Named Executive Officers was as follows: Mr. Swanson — $896,269; Mr. McDonald — $442,471; Mr. Blondy — $525,080; Mr. Bednarz — $340,897; and Mr. Bush — $331,173.

Employment Agreements

      Each of the Named Executive Officers, other than Mr. Bednarz, has an employment agreement with the Company. Beginning in 2003, Mr. Bednarz is covered by an enhanced separation policy that provides him benefits comparable to those described below for the other Named Executive Officers.

      As of December 31, 2003, the base salary and annual incentive opportunity of the Named Executive Officers are as follows:

		Guideline Annual
Name	Base Salary	Incentive Opportunity

		(% of Base
		Salary)(1)
David C. Swanson	$600,000	100%
Peter J. McDonald	$375,000	65%
Steven M. Blondy	$312,000	65%
George F. Bednarz	$230,000	60%
Robert J. Bush	$216,000	60%

(1)	Annual Incentive consists of a cash portion and deferred share portion with the deferred share portion equal to 30% of Base Salary for Mr. Swanson and 15% of Base Salary for all other Named Executive Officers.

      The annual incentive is measured as a percentage of base salary and is governed by the Company’s 2001 Plan, which mandates the establishment in advance of criteria for the determination of an executive’s annual incentive. The foregoing compensation is subject to annual review and increase (but not decrease).

      The terms and conditions of each of the employment agreements are substantially similar, except where specified below. The key terms of the employment agreements are as follows:

Term	The employment agreements are subject to automatic one-year renewals, unless notice has been given ninety days prior to any termination date. Any nonrenewal of the employment agreement by the Company shall be considered a termination without Cause.*

Additional Compensation	Each executive is eligible to participate in all bonuses, long-term incentive compensation, stock options and other equity participation arrangements made available to other senior executives of the Company.

Benefits	Each executive is eligible to participate in all employee benefit programs (including fringe benefits, vacation, pension and profit sharing plan participation and life, health, accident and disability insurance) no less favorable than in effect prior to their execution of their employment agreement.

Termination Without Cause* by the Company Not Arising from A Change in Control	Each receives a cash lump sum payment equal to two times (one-and-one half times for Messrs. Bednarz and Bush) the base salary and target bonus. Each also receives continuation of benefits for two years (one-and-one half years for Messrs. Bednarz and Bush).

Termination arising from, and within two years after, a Change in Control	Each executive shall receive a cash lump sum payment equal to three (two for Messrs. Bednarz and Bush) times the sum of base salary and target bonus and continuation of benefits for three years (two years for Messrs. Bednarz and Bush). In addition, under the 2001 Plan and the predecessor plans, upon a Change in Control, certain awards may vest and become fully payable as provided in the relevant Plan and/or grant documents. If negotiations commence prior to a termination of employment but eventually result in a Change in Control within two years, then the executive shall be treated as having been terminated within two years following a Change in Control and, therefore, shall be entitled to the foregoing benefits.

Death/ Disability	Each executive (or beneficiary) shall receive salary through date of termination and a pro rata portion of target bonus.

Excise Tax	The compensation of each executive will be “grossed up” for any excise tax imposed under Section 4999 of the U.S. Internal Revenue Code relating to any payments made on account of a Change in Control or a termination of the executive’s employment.

*	Such terms have the meanings ascribed to such terms in the employment agreements, which are incorporated by reference as Exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

      The Preferred Stock Investment in January 2003 in connection with the SPA Acquisition constituted a “Change in Control” under all of these employment agreements, as well as under the 2001 Plan and certain of the Company’s other benefit plans. Each of the Named Executive Officers agreed to waive any and all acceleration and/or enhancement of benefits that would have otherwise accrued to them as a result of the Preferred Stock Investment.

Stock Ownership Guidelines

      The Board of Directors believes that directors and executive officers should have a meaningful equity stake in the Company to better align their respective interests with those of stockholders. As a result, the Board of Directors established stock ownership guidelines for both groups at the time of the Spin-Off from D&B. These guidelines are assessed by the Board of Directors from time to time and modified as appropriate. The guidelines include various forms of equity stakes and phase in over time for newly-elected directors and executive officers. The presently existing guidelines for executive officers range from a value equal to 6.5 times annual base salary for the CEO to 3 times annual base salary for Vice Presidents. The presently existing guidelines for directors (excluding the CEO) are 5,000 shares.

Performance Measurement Comparison

      The following graph sets forth as of December 31, 2003, the cumulative total stockholder return on the Company’s common stock compared with the cumulative total return of the Russell 2000 Stock Index and the same peer group of the Company that appeared in last year’s Proxy Statement. As the Company is not included in an identifiable and accepted peer group, the Company has created a peer group based on several factors: revenues, net income and enterprise value, which is comprised of market capitalization and total debt. The peer group includes Acxiom Corporation, ADVO, Inc., APAC Teleservices, Inc., Catalina Marketing Corporation, Hanover Direct, Inc., National Processing, Inc., Personnel Group of America, Inc., Sitel Corporation, and Valassis Communications, Inc.

      The total return assumes a $100 investment on December 31, 1998 and reinvestment of dividends in the Company’s common stock and in each index.

	1998	1999	2000	2001	2002	2003

R.H. Donnelley Corp.	100.00	129.61	166.96	199.49	201.27	273.58
Peer Group Index	100.00	117.96	114.52	101.87	69.73	83.87
Russell 2000 Index	100.00	119.59	114.43	115.60	90.65	131.78

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

ON EXECUTIVE COMPENSATION

Compensation and Benefits Committee

      The Compensation and Benefits Committee of the Board of Directors (the “Committee”) is comprised entirely of non-management and independent Directors within the meaning of all applicable laws and regulations, including the recently enhanced independence standards of the New York Stock Exchange. The Committee is responsible for establishing, implementing, administering and monitoring the Company’s strategy, policies and plans for executive compensation.

Executive Compensation Objectives

      The Company’s executive compensation objectives are to:

•	Attract and retain top-performing executives at the corporate level and in each of the Company’s business units;

•	Provide compensation opportunities that are fair and competitive with those provided by comparable organizations;

•	Utilize compensation vehicles that are cost-effective and tax efficient; and

•	Motivate and reward its executives based on corporate, business unit and individual annual and long-term business performance, strategic progress and the creation of stockholder value.

Determining Executive Officer Compensation

      In accordance with its responsibilities, the Committee reviews the Company’s overall corporate mission, strategy and objectives. These form the basis for establishing both corporate and business unit annual and long-term performance goals that are subject to Committee review and approval at the beginning of each year, and for executive officer performance-based compensation initiatives. Based on this review, the Committee determines the Company’s total compensation structure for the coming year, including the elements and level of compensation opportunities and the variable portion of “at risk” pay for performance and equity participation. At year-end, results and strategic progress achieved at the corporate, business unit and individual levels are assessed by the Committee, relative to previously approved goals, taking into consideration prevailing economic and business conditions and opportunities, performance by comparable organizations, and stockholder value. The Committee evaluates the CEO’s performance against pre-determined goals and determines and approves (together with other independent Board members) the CEO’s compensation, subject to ratification by the Board of Directors.

      In establishing the Company’s executive officer compensation structure and program, the Committee also considers:

•	Industry conditions;

•	Corporate performance relative to a selected peer group;

•	Current market data among comparable companies;

•	Current and evolving practices and trends among comparable companies; and

•	Overall effectiveness of the program in measuring and rewarding desired performance levels.

      The Committee has been assisted in this review and evaluation by an independent consulting firm retained by the Committee to serve as outside advisors in the discharge of the Committee’s responsibilities. The consultants provide data to the Committee, relative to the above-mentioned considerations, with respect to the compensation paid to any individual serving as the Chief Executive Officer and other executive officers. In setting competitive compensation levels, the Company compares itself with a peer group of companies based on several factors including revenues, net income and enterprise value, which is comprised of market capitalization and total debt. Based on this information, the Committee evaluates the reasonableness, fairness and competitiveness of the Company’s executive compensation program. The peer group used for executive compensation purposes in 2003 was similar to the peer group used for the Performance Measurement Comparison on page 27.

Compensation Components

      The compensation program for any individual serving as the Company’s Chief Executive Officer and other executive officers is comprised of three major elements:

•	Base Salary

•	Annual Incentive Opportunity

•	Long-Term Equity Incentive Opportunities

      Base salaries and total compensation for target performance are generally positioned in the mid-range of the peer group. Actual annual and long-term incentive compensation levels, which are based on performance relative to goals, will vary from year to year below and above those of the peer group.

Base Salary:

      Salaries are established relative to the competitive marketplace at the appropriate level and reflect the individual performance and contribution of each executive officer to the business, the level of the executive’s experience and overall corporate financial circumstances. Base salaries are generally subject to review for adjustment by the Committee every twelve to eighteen months.

Annual Incentive Opportunity:

      Through 2001, executive officers had participated in the Annual Incentive Plan (“AIP”) under which annual incentive awards had been made in cash. Beginning in 2002, the Committee has granted cash annual incentive awards to executive officers under the 2001 Plan comparable to the prior AIP. Beginning in 2003, annual incentive awards contain both a cash and deferred share component. Beginning in 2004, annual incentive payouts will be capped at 300% of the target award. The Committee will continue to consider granting cash annual incentive awards under the 2001 Plan and may be obligated to do so under certain employment agreements. See “Director and Executive Compensation — Employment Agreements” beginning on page 25 for a description of these employment agreements.

      Each executive officer is assigned performance goals and an annual incentive award opportunity based on position responsibilities. Performance weightings vary by executive officer and include corporate performance goals and/or business unit performance goals for those executive officers who have business unit responsibilities.

      The target annual award opportunity for the Named Executive Officers range from 60% (45% in cash and 15% in deferred shares) to 100% (70% in cash and 30% in deferred shares) of base salary for the CEO. In 2003, performance goals included advertising sales, EBITDA, and earnings per share for all executive officers, and business unit level advertising sales and EBITDA for those executive officers who also had business unit responsibilities. Based on performance versus pre-established goals, awards to the Named Executive Officers with respect to 2003 averaged approximately 240% of target for Vice Presidents and 410% of target for Senior Vice Presidents and the CEO. The above target pay out reflects the Company’s outstanding operational and financial performance during a year of risk and uncertainty resulting from the integration of a business more than twice the size of the legacy Company. The Committee also notes that management created substantial shareholder value since the announcement of the SPA Acquisition in September 2002 reflected by a 68% increase in the stock price over that period. Lastly, the Committee notes that approximately 25% to 30% of each annual incentive award will be paid in deferred shares so that each officer is properly motivated to remain with the Company and to continue to create shareholder value over the next several years.

Long-Term Incentive Equity Opportunities:

      Officers may receive stock options to purchase the Company’s common stock and long-term performance-based stock awards. These equity opportunities are designed to align the interests of executive officers and the stockholders in the Company’s long-term growth by increasing each executive officer’s equity position in the Company.

     •     Stock Options

      Executive officers, including the Chief Executive Officer, were granted stock options shortly after the Spin-Off in mid-1998 under the Company’s 1991 Key Employees’ Stock Option Plan (“1991 Plan”), in recognition of the Company’s new status as an independent, publicly-traded entity. With the exception of a one-time special recognition grant to Mr. Swanson and grants to select new hires, subsequent option grants to the Chief Executive Officer and other executive officers were not made in 1999, but were made in 2000 and 2001. In March 2002, the Committee granted options to executive officers under the 2001 Plan comparable to the prior grants under the 1991 Plan. In addition, in October 2002, in connection with the SPA Acquisition and in recognition of the officers’ diligent efforts in executing this transaction, the Committee granted executive officers options equivalent to approximately two-and-one-half times the normal annual grant, conditioned upon certain matters, including the consummation of the SPA Acquisition (“founders grant”). The Committee will continue to consider granting options (or other forms of equity participation) to executive officers under the 2001 Plan and may be obligated to do so under certain employment agreements. See “Director and Executive Compensation — Employment Agreements” beginning on page 25. The Committee did not make any annual grant in 2003 due to the founders grant in late 2002, but commenced customary annual grants in 2004. Values of options granted are determined as a percentage of base salary using the Black-Scholes option valuation methodology. The applicable percentage of base salary presently ranges from 110% to 250% for the Named Executive Officers. These target percentages were increased materially in 2003 when the Committee decided to no longer utilize PERS (defined below) and that going forward all long-term performance compensation would (subject to future reconsideration) be in the form of options under the 2001 Plan, as well as the deferred share portion of the annual incentive described above.

     •     Long-term performance-based stock awards

      This “at risk” equity interest in the Company was historically granted to executive officers, including the Chief Executive Officer, under the Company’s Key Employees’ Performance Unit Plan (“PUP”), with such grants in the form of performance shares (“PERS”). There were no such grants made during 2002 or 2003, although payouts under prior grants were made in both 2002 and 2003. As described above, the Committee has decided to no longer utilize PERS and going forward all long-term performance compensation will (subject to future reconsideration) be in the form of options under the 2001 Plan, as well as the deferred share portion of the annual incentive described above.

      With respect to PERS, target annual award opportunities were determined as a percent of base salary and ranged from 35% to 60% for the Named Executive Officers. Actual awards were based on performance versus objectives for each performance period. Historically, new performance cycles commenced every other year, therefore, the target award opportunity for each performance period was two times the annualized target. Award values, in dollars, were determined upon the completion of each performance period and (with limited exceptions) were converted into shares of the Company’s common stock by dividing the dollar amount of the award by the Company’s common stock price (calculated as the average of the high and low prices of the Company’s common stock on the 10 trading days subsequent to delivery of the Company’s audited financial statements to the Committee). Once converted into shares, the PERS vested and were payable one-third immediately after calculation of the Company’s stock price for purposes of computing PERS, an additional one-third one year thereafter and the last one-third two years thereafter.

      It is the Committee’s policy to make stock option grants, as well as any other long-term performance-based awards, to executive officers on a discretionary basis within a guideline range that takes into account the position and responsibilities of each individual executive officer and competitive practice. Such grants reflect the relative value of the individual’s position, as well as the current performance, continuing contribution and prospective impact of executive officers, including the Chief Executive Officer, on the Company’s future success and creation of long-term stockholder value.

CEO Compensation

      Mr. Swanson received a promotional salary increase of $167,000 effective May 1, 2002 when he assumed the CEO position. He received another salary increase of $50,000 on December 16, 2002 when he assumed the Chairman’s position. Mr. Swanson received a merit salary increase of $75,000 effective December 16, 2003. As outlined earlier in this report, base salaries are generally subject to review for adjustment by the Committee every twelve to eighteen months.

      Mr. Swanson’s 2003 annual incentive performance goals were based on the Company’s advertising sales, EBIDTA and earnings per share. Based on results versus these pre-established performance goals, Mr. Swanson received an award of $2,242,590 or 427% of his annual incentive target. Mr. Swanson’s annual target is set at 100% of base salary (70% in cash and 30% in deferred shares). Again, the above target pay out reflects the Company’s outstanding operational and financial performance during a year of risk and uncertainty, as well as its creation of substantial shareholder value during the year. Of his annual incentive, $672,777 or 30% was paid in deferred shares which vest over the next two years, which the Committee believes properly motivates Mr. Swanson to remain with the Company and to continue to create shareholder value over that period.

      In 2002, Mr. Swanson was granted stock options of 565,275 shares reflecting his normal annual grant, an additional grant when he assumed the CEO position and a founder’s grant as described earlier. He received no option grant during 2003. In March 2004, Mr. Swanson received a PERS award payment in shares equal to $471,159, which represents the third installment of the 1999 PERS award and the first installment of the 2001 PERS award.

      In establishing the various components of the CEO’s compensation, the Committee takes into account the Company’s financial performance and shareholder return relative to the peer group, the value of similar awards at peer group companies and the value of similar awards given to the CEO of the Company in prior years, in addition to the factors discussed above that it takes into account in setting compensation for all executive officers.

Tax Considerations

      As noted above, one of the Company’s objectives is to maintain cost-effective and tax efficient executive compensation programs. Code Section 162(m) limits the Company’s tax deduction to $1 million for compensation paid to any one of the Named Executive Officers identified in this Proxy Statement unless certain requirements are met. One of the requirements is that compensation over $1 million must be based upon attainment of pre-established performance goals under plans or arrangements as to which stockholders have approved certain material terms. The Annual Incentive Plan, the 1991 Stock Option Plan, the Performance Unit Plan, as well as the 2001 Stock Award and Incentive Plan were each designed to satisfy these requirements. The Committee’s policy is to preserve corporate tax deductions attributable to the compensation of executives while maintaining the flexibility to approve, when appropriate, compensation arrangements which it deems to be in the best interests of the Company and its stockholders, but which may not always qualify for full tax deductibility.

          Compensation and Benefits Committee

          Robert Kamerschen, Chairperson

          Kenneth G. Campbell
          Barry Lawson Williams

Compensation Committee Interlocks and Insider Participation; Certain Relationships and Related Party Transactions

      Messrs. Kamerschen, Campbell and Williams serve as members of the Compensation and Benefits Committee. No member of that Committee is or has been an officer or employee of the Company and none had interlocking relationships with any other entities of the type that would be required to be disclosed in this Proxy Statement.

      The GS Funds made the Preferred Stock Investment in connection with the SPA Acquisition. Pursuant to the Certificate of Designations governing the Preferred Stock, the holders of the Preferred Stock are entitled to elect two directors to the Company’s Board of Directors, without any approval or veto right by the Company’s other stockholders. Messrs. O’Toole and Gheewalla are the GS Funds’ designees to the Board under that provision. Mr. O’Toole is the brother-in-law of Peter McDonald, a former Board member of the Company and a current Senior Vice President of the Company. In addition, during 2001, the Company paid approximately $300,000 to Goldman Sachs with respect to certain advisory services and may utilize Goldman Sachs to provide similar advisory services in the future.

      Ms. Cooper is the Senior Vice President and Chief Financial Officer of IMS Health Incorporated (“IMS”). Mr. Kamerschen, who serves as chairperson of the Company’s Compensation and Benefits Committee, also serves on IMS’ compensation committee, but is not and has never been an executive officer of either company. The Board has unanimously determined that because Mr. Kamerschen is an independent director of both the Company and IMS, and the Company and IMS have no material relationship (as described further below), his service on both compensation committees in light of Ms. Cooper’s positions with IMS and the Company does not give rise to any conflict or independence concerns with respect to Mr. Kamerschen.

      In addition, as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2003, through a serious of contractual provisions resulting from a series of spin-offs of various subsidiaries of The Dun & Bradstreet Corporation (“D&B”) and due to the fact that the Company is technically the successor to D&B as a result of the structure (i.e., reverse spin) of those spin-off transactions, under certain circumstances IMS may be required to provide indemnification payments to the Company and/or the Company may be required to provide certain indemnity payments to IMS with respect to certain pending legal matters. However, D&B (and subsequently Moody’s Corporation has agreed to be jointly and severally liable to the Company for D&B’s obligations) has contractually assumed all obligations of the Company with respect to these matters so that practically if IMS were to provide or receive indemnity payments with respect to these matters it would provide or receive such indemnity payments to or from D&B and not the Company. The Board of Directors carefully considered these matters, including advice from counsel, and has determined that Ms. Cooper and/or IMS are not affiliated persons of the Company, and that no material relationship exists between Ms. Cooper (other than in her capacity as director) and/or IMS on the one hand, and the Company on the other, that could reasonably be expected to compromise her independence from management. Hence, as set forth above under “Board of Directors — Independence and Financial Expertise Determinations,” the Board has unanimously concluded that Ms. Cooper is independent within the meaning of all applicable laws and regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

      The following table sets forth the number of shares of the Company’s common stock beneficially owned as of March 8, 2004 by (i) each of the Company’s Named Executive Officers, (ii) each of the Company’s directors, (iii) all directors and executive officers of the Company as a group (both including and excluding shares beneficially owned by affiliates of The Goldman Sachs Group, Inc.) and (iv) owners of more than 5% of the outstanding shares of the Company’s common stock, including shares beneficially owned by affiliates of The Goldman Sachs Group, Inc. Except as indicated in the footnotes to the table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares owned beneficially by them. The mailing address for each of the Company’s directors and Named Executive Officers listed below is 1001 Winstead Drive, Cary, North Carolina 27513.

	Shares of the Company’s
	Common Stock

	Amount Beneficially		Percentage
Beneficial Owners	Owned(1)		of Class(1)

David C. Swanson	411,221	(2)	1.3%
Peter J. McDonald	68,500	(3)	*
Steven M. Blondy	77,500	(4)	*
George F. Bednarz	148,016	(5)	*
Robert J. Bush	39,207	(6)	*
Kenneth G. Campbell	18,216	(7)	*
Nancy E. Cooper	4,500	(8)	*
Robert R. Gheewalla	10,937,981	(9)	26.0%
Robert Kamerschen	23,545	(10)	*
Terence M. O’Toole	10,937,981	(9)	26.0%
Carol J. Parry	17,545	(11)	*
Barry Lawson Williams	13,545	(12)	*
David M. Veit	4,850	(13)	*
All Directors and Executive Officers as a Group (16 persons)	11,915,520	(14)	27.8%
All Directors and Executive Officers as a Group, excluding affiliates of The Goldman Sachs Group, Inc. (14 persons)	986,539	(15)	3.1%
The Goldman Sachs Group, Inc.	10,937,981	(16)	26.0%
85 Broad Street
New York, NY 10004
Neuberger Berman, Inc.	2,487,732	(17)	8.0%
605 Third Avenue
New York, NY 10158
FMR Corp.	1,572,809	(18)	5.0%
82 Devonshire Street
Boston, MA 02109

*	Represents ownership of less than 1%.

(1)	The amounts and percentage of the Company’s common stock beneficially owned are reported on the basis of rules and regulations of the Securities and Exchange Commission (the “Commission”) governing the determination of beneficial ownership of securities. Under such rules and regulations, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of such security, or “investment power”, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has a right to acquire beneficial ownership of within 60 days. Under these rules and regulations, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities in which he has no economic interest. As of March 8, 2004, the Company had 31,053,015 shares of common stock outstanding. In addition, the GS Funds own 200,604 shares of the Company’s Preferred Stock and are entitled to vote these shares on an as converted basis (equivalent to 9,159,140 shares of common stock). Therefore, a total of 40,212,155 shares are entitled to vote at the Meeting. See Note (16) below.

(2)	Includes 362,458 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 8, 2004 or within 60 days thereafter.

(3)	Includes 65,500 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 8, 2004 or within 60 days thereafter.

(4)	Includes 77,500 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 8, 2004 or within 60 days thereafter.

(5)	Includes 135,401 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 8, 2004 or within 60 days thereafter.

(6)	Includes 39,207 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 8, 2004 or within 60 days thereafter.

(7)	Includes 11,416 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 8, 2004 or within 60 days thereafter.

(8)	Includes 1,500 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 8, 2004 or within 60 days thereafter.

(9)	Includes (a) 10,928,923 shares of the Company’s common stock which may be acquired pursuant to warrants exercisable, and Preferred Stock that may be converted into common stock, as of March 8, 2004 or within 60 days thereafter, (b) 3,000 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 8, 2004 or within 60 days thereafter by Messrs. Gheewalla and O’Toole, (c) 6,000 deferred shares of the Company’s common stock owned by Messrs. Gheewalla and O’Toole, and (d) 58 shares of common stock beneficially owned by The Goldman Sachs Group, Inc. Messrs. Gheewalla and O’Toole hold these options and deferred shares for the benefit of The Goldman Sachs Group, Inc. and are deemed to have beneficial ownership of these shares as a result of their positions with Goldman Sachs & Co., an indirect wholly owned subsidiary of The Goldman Sachs Group, Inc. They each disclaim beneficial ownership of all shares, except to the extent of their pecuniary interest therein, if any. See Note (16) for a discussion of the beneficial ownership of these shares by The Goldman Sachs Group, Inc.

(10)	Includes 7,500 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 8, 2004 or within 60 days thereafter.

(11)	Includes 7,500 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 8, 2004 or within 60 days thereafter.

(12)	Includes 4,500 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 8, 2004 or within 60 days thereafter.

(13)	Includes 1,500 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 8, 2004 or within 60 days thereafter.

(14)	Includes (a) options to purchase 847,947 shares of the Company’s common stock and (b) warrants to purchase 1,650,000 shares of the Company’s common stock held by the GS Funds, in each case that are exercisable as of March 8, 2004 or within 60 days thereafter.

(15)	Excludes all shares beneficially owned by The Goldman Sachs Group, Inc., other than 9,000 shares reflecting options and deferred shares granted to Messrs. Gheewalla and O’Toole by virtue of their service as directors. See Notes (9) and (16) for a discussion of all shares beneficially owned by The Goldman Sachs Group, Inc. and those options and deferred shares issued directly to Messrs. Gheewalla and O’Toole.

(16)	The Goldman Sachs Group, Inc., Goldman Sachs & Co., the GS Funds and other affiliated entities filed a Schedule 13D/ A with the Commission on July 24, 2003. According to that Schedule 13D/ A, The Goldman Sachs Group, Inc. beneficially owned 10,482,518 shares as of such date, with sole voting or dispositive power over 2,000 shares. The shares beneficially owned by The Goldman Sachs Group, Inc. include (a) 200,604 shares of Preferred Stock, which were convertible into 8,830,460 shares of common stock, (b) warrants to purchase 1,650,000 shares of common stock and (c) 58 shares of common stock. In addition, according to such Schedule 13D/ A as of July 24, 2003, The Goldman Sachs Group, Inc. may be deemed to beneficially own 1,000 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of such date or within 60 days thereafter by Messrs. Gheewalla and O’Toole. In addition to those securities reflected in that Schedule 13D/ A, The Goldman Sachs Group, Inc. may be deemed to beneficially own an additional 2,000 shares of the Company’s common stock pursuant to options which are exercisable as of March 8, 2004 or within 60 days thereafter by Messrs. Gheewalla and O’Toole, as well as 6,000 deferred shares of the Company’s common stock issued to Messrs. Gheewalla and O’Toole and outstanding as of the March 8, 2004. Messrs. Gheewalla and O’Toole hold these options and deferred shares for the benefit of The Goldman Sachs Group, Inc. and are deemed to have beneficial ownership of these shares as a result of their positions with Goldman Sachs & Co., an indirect wholly owned subsidiary of The Goldman Sachs Group, Inc. In addition, due to the stated 8% dividend on the Preferred Stock and because the Company has not paid such dividend in cash and will not pay such dividend in cash for the first or second quarters of 2004, but rather allow such dividends to accrue, within 60 days after March 8, 2004, the Preferred Stock will be convertible into 9,278,923 shares of the Company’s common stock. Accordingly, as of March 8, 2004, The Goldman Sachs Group, Inc. beneficially owns 10,937,981 shares of the Company’s common stock.

(17)	Neuberger Berman, Inc., Neuberger Berman, LLC, Neuberger Berman Management Inc. and Neuberger Berman Genesis Fund filed a Schedule 13G/ A with the Commission on February 9, 2003. According to that Schedule 13G/ A, they beneficially owned 2,487,732 shares as of December 31, 2002, including the sole power to vote 64,762 shares and the sole power to dispose of none of those shares of the Company’s common stock.

(18)	FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson jointly filed a Schedule 13G with the Commission on February 17, 2004. According to such Schedule 13G, FMR Corp. and its affiliates beneficially owned 1,572,800 shares as of December 31, 2003, including the sole power to vote 47,500 shares and sole power to dispose of all 1,572,800 shares of the Company’s common stock. Mr. and Mrs. Johnson are control persons of FMR Corp.

OTHER INFORMATION

HOW TO NOMINATE MEMBERS OF THE BOARD OF DIRECTORS

      The Company’s By-Laws provide that stockholders may nominate individuals for the Board of Directors if such nomination is made pursuant to timely notice in writing to the Secretary of the Company at the address set forth on the cover page of this Proxy Statement. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice by prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received by the Company not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Such stockholder’s notice shall set forth all of the information described in “Board of Directors — Corporate Governance Matters” beginning on page 16.

HOW TO RAISE A MATTER AT A MEETING

      Any stockholder intending to propose any matter at the next annual meeting but not intending for the Company to include the matter in its proxy statement and proxy related to the next annual meeting must notify the Company by February 8, 2005 of such intention. If the Company does not receive such notice by that date, the notice will be considered untimely. The Company’s proxy for the next annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any such matter of which the Company does not receive notice by February 8, 2005. Notices should be submitted to the Secretary of the Company at the address set forth on the cover page of this Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission and the New York Stock Exchange. Officers, directors and greater than ten percent stockholders are required by the Commission to furnish the Company with copies of all Forms 3, 4 and 5 they file.

      Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2003, except as follows: (i) Mr. Gheewalla filed a Form 4 on March 17, 2003 reporting two previously unreported transactions that occurred on January 3, 2003; (ii) Mr. O’Toole filed a Form 4 on March 17, 2003 reporting two previously unreported transaction that occurred on January 3, 2003; (iii) The Goldman Sachs Group, Inc. (and affiliated entities) filed a Form 4 on March 17, 2003 reporting two previously unreported transactions (the same transactions as those reported by Messrs. Gheewalla and O’Toole referenced above) that occurred on January 3, 2003; (iv) Mr. Kamerschen filed a Form 4 on May 7, 2003 reporting two previously unreported transactions that occurred on May 1, 2003; (v) Mr. Campbell filed a Form 4/ A on May 13, 2003 reporting one previously unreported transaction that occurred on May 1, 2003; and (vi) Ms. Jenny L. Apker, Vice President and Treasurer, filed a Form 3 on June 17, 2003 reflecting her position as a reporting person and a Form 4 on June 17, 2003 reporting one previously unreported transaction that occurred on May 27, 2003. All of the previously unreported transactions noted above related to the grant of options and/or deferred shares by the Company, none of them reflected unreported market transactions.

DELIVERY OF ANNUAL REPORT ON FORM 10-K AND OTHER DOCUMENTS

      The Company will provide without charge a copy of (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, (ii) the Company’s Policy on Business Conduct, (iii) the Company’s Corporate Governance Guidelines and (iv) any or all of the Committee Charters referenced in the Proxy Statement, in each case to each of the Company’s stockholders of record as of March 8, 2004 and each beneficial stockholder on that date, upon receipt of a written request therefor mailed to the Company’s principal executive offices, 1001 Winstead Drive, North Carolina 27513, Attention: Investor Relations; (800) 497-6329. Requests from beneficial stockholders must set forth a good faith representation as to such ownership on that date.

RETURN OF PROXY

      It is important that the accompanying proxy be returned promptly. Therefore, whether or not you plan to attend the Meeting in person, you are earnestly requested to date, sign and return your proxy in the enclosed envelope. No postage is required if mailed in the United States. Thanks for your prompt attention to this important matter.

By Order of the Board of Directors

Robert J. Bush
Vice President, General Counsel
and Corporate Secretary

March 23, 2004

Cary, North Carolina

APPENDIX A

R.H. DONNELLEY CORPORATION

BOARD OF DIRECTORS

AMENDED AND RESTATED

AUDIT AND FINANCE COMMITTEE CHARTER

Purpose

      The primary purpose of the Audit and Finance Committee (the “Committee”) is to:

(A)	assist the Board of Directors (the “Board”) of R.H. Donnelley Corporation (the “Company”) in its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors;

(B)	prepare an audit committee report as required the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement; and

(C)	oversee the Company’s financial reporting process, risk assessment and risk management processes, systems of internal control, internal and independent audit processes, and the Company’s process for monitoring compliance with laws and regulations and the Policy on Business Conduct and other Company policies.

Composition

      The Board (or any other Committee pursuant to delegated authority) shall appoint (and remove) all members and the Chair of the Committee. The Committee shall consist of at least three members, each of whom has been determined by the Board to meet the independence, financial literacy and experience/expertise requirements of the SEC and The New York Stock Exchange (“NYSE”), as implemented by the Board. In addition, at least one member shall be required to possess “accounting or related financial management expertise” (within the meaning of NYSE listing standards) and be qualified in order to be designated by the Board as an “audit committee financial expert” (within the meaning of applicable SEC rules). If any Committee member serves on three or more other audit committees of public companies, then the Board must consider and determine whether or not such other service would impair such member’s effectiveness in his or her service to the Company’s Audit & Finance Committee and publicly disclose such determination.

Meetings

      The Committee shall schedule at least four regular meetings per year, which ordinarily would correspond to the fiscal quarters and applicable financial reporting schedule of the Company. At any meeting of the Committee a Secretary, designated by the Committee members, shall keep minutes. The Committee Chair or a majority of members of the Committee may call meetings of the Committee at any time. The Chair of the Committee will chair all meetings of the Committee at which he or she is present. The Chair, or in his or her absence, the Chairman of the Board, shall appoint another independent member of the Committee to serve as Chair at any meeting at which the Committee Chair is not present. The Chair shall be responsible to set the agendas for Committee meetings, although all members are welcome to submit proposed agenda items to the Chair. The Chair of the Committee shall report regularly on the Committee’s activities and actions to the Board, including at each Board meeting that follows any Committee meeting. Upon the invitation of the Committee, representatives of the Company’s management, other Board members, internal auditors, independent auditors, and others, as appropriate, may attend any meeting. The Committee shall periodically hold private meetings and executive sessions with management, internal auditors and independent auditors.

Primary Duties And Responsibilities

      The Committee shall have and may exercise the powers of the Board in matters relating to the following duties and responsibilities, to the fullest extent permitted by law:

•	Review with management policies and procedures regarding risk assessment and risk management;

•	Appoint, remove, compensate (with the Company providing appropriate funding therefore as determined by the Committee), retain and oversee the activities of any registered independent accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

•	Resolve any disagreements between management and the internal or independent auditors;

•	Pre-approve all audit and permissible non-audit services proposed to be provided by the independent auditors in accordance with all applicable laws and regulations;

•	Discuss with management and the internal auditor their respective assessments of the adequacy of (1) the system of internal controls and (2) financial disclosures to shareholders;

•	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters, as well as all other compliance matters;

•	Discuss with management and the independent auditor the Company’s unaudited interim and annual audited financial statements (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) prior to public filing or distribution;

•	Discuss with management the Company’s earnings releases, as well as financial guidance and other financial information provided externally, prior to distribution;

•	Prepare and sign the Committee Report required by the rules of the SEC to be included in the Company’s annual proxy statement;

•	Review and assess the adequacy of this Charter at least annually, submit the Charter to the Board of Directors for approval and cause the Company to publish it at least once every three years in accordance with SEC regulations;

•	Review and evaluate the performance of the Committee, including compliance with this Charter, at least annually; and

•	Discuss with management, and cause the Company to prepare and file, the Annual Affirmation regarding this Committee required by the rules of the NYSE.

      The Committee shall have and may exercise such other rights, duties and obligations as may be ancillary to those specified herein or otherwise as delegated to the Committee by the Board of Directors, or as otherwise required by applicable law or New York Stock Exchange listing standards.

      Without limiting the generality of the foregoing primary duties and responsibilities of the Committee, the following are certain duties and responsibilities of the Committee with respect to (1) certain functions which the Committee oversees and (2) certain constituents with which the Committee regularly interacts:

Audit Function

     Relationship with Independent Auditors

      The Committee shall:

•	Review annually the qualifications of the independent auditor, which firm shall report directly to the Committee;

•	Receive and review periodic (at least annually) reports from the independent auditor regarding the auditor’s independence, including any relationship between the auditor and the Company, discuss such reports with the auditor, and, if so determined by the Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor;

•	Receive and review periodic (at least annually) reports from the independent auditor describing (1) the firm’s internal quality-control procedures, (2) any material issues raised by the most recent internal quality control review, or peer review of the firm, or any inquiry or investigation by governmental or professional authorities, in each case within the preceding five years, respecting one or more independent audits carried out by the firm, and (3) any steps taken by the firm to deal with the issues described in (2) above;

•	Set policies regarding the hiring of employees or former employees of the independent auditors;

•	Receive periodic reports from the independent auditor regarding all critical accounting policies and practices of the Company, all alternative treatments of financial information under generally accepted accounting principles, and any other material communications with management;

•	Review annually the type and extent of non-audit services performed by the independent auditor and consider the implications of such services on their independence;

•	Ensure that there are no restrictions placed upon the independent audit functions or auditors;

•	Review with management and the external auditors all matters required to be communicated to the Committee under generally accepted auditing standards;

•	Review with the independent auditor the scope of their examination with emphasis on accounting and financial areas where the Committee, management or the auditors believe special attention should be directed; and

•	Review with the independent auditor:

•	internal control recommendations arising out of its financial statement audit;

•	significant accounting estimates and the reasonableness of the related assumptions;

•	results of their audit, including their report on the financial statements; and

•	significant disagreements, if any, with management or any other problems or difficulties encountered during the audit, and management’s response.

     Relationship with Internal Auditors

      The Committee shall:

•	Discuss with management and the director of internal audit the charter, structure, staffing, activities and scope of the internal audit function of the Company;

•	Discuss with management the effectiveness of the internal audit function, including the internal audit function’s objectives and resources, its annual audit plan, including its coordination with the audit performed by the independent auditors, and its internal audit activity reports and the results of the internal audit function’s activities for the year, including their evaluation of the system of internal controls and the adequacy of management’s actions;

•	Ensure that there are no restrictions placed upon the internal audit functions;

•	Direct the internal audit function to review officers’ compensation, benefits and travel and entertainment expenses for compliance with the Company’s policies and procedures;

•	Discuss with management and/or the director of internal audit significant disagreements, if any, with management or any other problems or difficulties encountered during any audit, and management’s response; and

•	Meet regularly, in executive session when appropriate, with the internal auditors to discuss internal audit matters.

     Internal Controls

      The Committee shall:

•	Consider the effectiveness of the company’s internal control system, including information technology security and control; and

•	Understand the scope of internal and independent auditors’ review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management’s responses.

Financial Reporting Function

      The Committee shall:

•	Discuss with management and the independent auditor significant accounting and reporting issues, including complex or unusual transactions and highly judgmental areas, and recent professional and regulatory pronouncements, and understand their impact on the Company’s financial statements;

•	Prior to public disclosure, discuss with management and the independent auditor the Company’s unaudited interim and annual audited financial statements (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), and consider whether the financial statement disclosures are complete, consistent with information made known to Committee members, and reflect appropriate accounting principles based upon the Committee’s discussions with management and the independent auditor;

•	Understand how management develops interim financial information, and the nature and extent of internal and independent auditor involvement; and

•	Discuss with management other public disclosure, including earnings releases and analyst and rating agency presentations and consider the accuracy and completeness of such information based upon discussions with management.

Compliance Function

      The Committee shall:

•	Discuss with management and the internal audit function the effectiveness of the system for monitoring compliance with laws and regulations and the Company’s Policy on Business Conduct, and the results of management’s investigation and follow-up (including disciplinary action) of any instances of noncompliance;

•	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters, including procedures for the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters, as well as any other compliance matters;

•	Discuss with management and the internal audit function any significant findings of any examinations by regulatory agencies;

•	Discuss with management and the internal audit function the process for communicating the Policy on Business Conduct and other important company policies to company personnel, and for monitoring compliance therewith; and

•	Obtain regular updates from management and legal counsel regarding compliance matters.

Finance Function

•	The Committee shall have responsibility for reviewing proposed and existing financing arrangements and compliance thereunder to the extent applicable.

•	The Committee will ascertain and make recommendations to the Board regarding financing requirements for the Company and sources for such financing.

Outside Consultants

      The Committee shall have the sole authority and discretion to retain and discharge outside consultants, legal counsel or other independent third-party experts to advise the Committee in discharging its duties and responsibilities without consulting or obtaining the approval of senior management, and to obtain appropriate funding from the Company in connection therewith (including the ordinary administrative expenses of the Committee). The Committee has express authority to conduct or authorize investigations into any matters within its scope of responsibility and to utilize such consultants to perform such investigations.

Adopted by the Board of Directors on February 26, 2004

R.H. DONNELLEY CORPORATION
Annual Meeting of Stockholders — May 5, 2004
Proxy Solicitation on Behalf of the Board of Directors

     The undersigned hereby constitutes and appoints David C. Swanson, Steven M. Blondy and Robert J. Bush (collectively, the “Proxies”), and each of them, his, her or its true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders (the “Meeting”) of R.H. Donnelley Corporation (the “Company”), to be held at the Embassy Suites Hotel, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513, on May 5, 2004, at 10:00 a.m. local time, and at any adjournments or postponements thereof, and to vote all the shares of common stock of the Company which the undersigned may be entitled to vote on all matters properly coming before the Meeting, and any adjournments or postponements thereof.

     The trustees of the Company’s Profit Participation Plan, the DonTech Profit Participation Plan and the Dun & Bradstreet Employee Stock Purchase Plan (collectively the “Plans”) have agreed that this proxy will also serve as voting instructions from participants in those Plans who have plan contributions for their respective accounts invested in the Company’s Common Stock. Proxies covering shares in the Plans must be received on or prior to April 30, 2004. If a proxy covering shares in either of the Plans has not been received on or prior to April 30, 2004 or if it is signed and returned without specification marked in the instruction boxes, the trustee will vote those Plan shares in the same proportion as the respective shares in such Plan for which it has received instructions, except as otherwise required by law.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN HEREIN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED (A) IN FAVOR OF THE ELECTION OF THE NOMINEES FOR THE CLASS II MEMBERS OF THE BOARD OF DIRECTORS, (B) FOR PROPOSAL 2, (C) AGAINST PROPOSAL 3, AND (D) IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. PLEASE MARK YOUR DIRECTIONS BELOW, FILL IN THE DATE AND SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

(1) Election of Class II Members of the Board of Directors

WITHHOLD AUTHORITY
Nominee	VOTE FOR	TO VOTE FOR

Kenneth G. Campbell	☐	☐
Carol J. Parry	☐	☐
Barry Lawson Williams	☐	☐

(2) Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for 2004.

FOR    ☐                AGAINST    ☐                ABSTAIN    ☐

(3) Stockholder proposal regarding redemption of rights under the Company’s Rights Plan.

FOR    ☐                AGAINST    ☐                ABSTAIN    ☐

(4)	In their discretion, the Proxies are hereby authorized to vote upon such other business as may properly come before the Meeting, and any adjournments or postponements thereof.

Dated:	, 2004

Signatures:

NOTE: Please sign exactly as your name or names appear hereon. Joint owners should each sign personally. When signing as executor, administrator, corporation, officer, attorney, agent, trustee or guardian, etc., please add your full title following your signature.